As filed with the Securities and Exchange Commission on July 13, 2009
Registration Nos. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia	2320	58-0831862
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

*and the Subsidiary Guarantors listed on Schedule A hereto
(Exact name of registrants as specified in their charters)

222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
(404) 659-2424
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Thomas E. Campbell
Senior Vice President — Law, General Counsel and Secretary
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
(404) 659-2424
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Tracy Kimmel
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum		Amount of
Securities to be	Amount to be	Offering Price	Aggregate		Registration
Registered	Registered	per Note	Offering Price		Fee
11.375% Senior Secured Notes due 2015	$150,000,000	100%	$150,000,000	(1)	$8,370
Guarantees of 11.375% Senior Secured Notes due 2015	—	—	—		(2)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*Schedule A — Table of Subsidiary Guarantors

	State or Other Jurisdiction of	I.R.S. Employer
Exact Name of Subsidiary Guarantor	Incorporation or Organization	Identification No.

Ben Sherman Clothing, Inc.	Georgia	58-2124593
Lionshead Clothing Company	Delaware	51-0393413
Oxford Caribbean, Inc.	Delaware	58-2250128
Oxford Garment, Inc.	Delaware	58-1862551
Oxford International, Inc.	Georgia	58-1469312
Oxford Lockbox, Inc.	Delaware	20-4606943
Oxford of South Carolina, Inc.	South Carolina	58-2403944
Piedmont Apparel Corporation	Delaware	51-0393417
SFI of Oxford Acquisition Corporation	Delaware	20-3554043
Tommy Bahama Beverages, LLC	Delaware	20-2046093
Tommy Bahama Group, Inc.	Delaware	13-3676108
Tommy Bahama R&R Holdings, Inc.	Delaware	13-3923200
Tommy Bahama Texas Beverages, LLC	Texas	20-2045908
Viewpoint Marketing, Inc.	Florida	26-0270235

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION DATED JULY 13, 2009

Prospectus

Offer to Exchange

Up to $150,000,000 aggregate principal amount
of our 11.375% Senior Secured Notes due 2015
(which we refer to as the new notes)
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for a like amount of our outstanding
11.375% Senior Secured Notes due 2015
(which we refer to as the old notes)
and the guarantees thereof.

The New Notes:

The terms of the new notes are substantially identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

•	Maturity: The new notes will mature on July 15, 2015.

•	Interest Payments: We will pay interest on the new notes semi-annually in cash, in arrears, on January 15 and July 15 of each year, starting on January 15, 2010.

•	Guarantees: Certain of our current and future domestic subsidiaries will guarantee the new notes on a senior secured basis.

•	Ranking: The new notes and the guarantees will be our and the guarantors’ senior secured obligations. The new notes will rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our future subordinated debt. The guarantees will rank equally in right of payment with the guarantors’ existing and future senior debt and senior in right of payment to their future subordinated debt. The new notes and the guarantees will be secured as set forth below.

•	Security: The new notes and the guarantees will be secured on a first-priority basis by the U.S. registered trademarks and certain related rights owned by Oxford Industries, Inc. or a guarantor and certain owned real property acquired after the issue date of the old notes. Subject to certain limitations, the new notes and the guarantees also will be secured on a second-priority basis by a lien on the assets that secure our obligations under our domestic revolving credit facility, including present and future receivables, inventory, certain general intangibles, equipment, stock of subsidiaries and certain other assets and proceeds relating thereto. For more information, see “Description of the Notes — Security.”

•	Optional Redemption: The new notes will be redeemable, in whole or in part, at any time on or after July 15, 2012 at redemption prices specified under “Description of the Notes — Optional Redemption.” In addition, we may redeem up to 35% of the new notes before July 15, 2012 with the net cash proceeds from certain equity offerings. We may also redeem some or all of the new notes before July 15, 2012 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, we may be required to make an offer to purchase the new notes upon the sale of certain assets or upon a change of control.

•	The new notes will not be listed on any securities exchange or automated quotation system.

The Exchange Offer:

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

The exchange offer involves risks. See “Risk factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

Page

Forward-Looking Statements	ii
Trademarks	ii
Note Regarding Financial Information	iii
Summary	1
Ratio of Earnings to Fixed Charges	11
Risk Factors	12
Use of Proceeds	37
Description of Certain Indebtedness	37
Description of the Notes	39
Book-Entry, Delivery and Form	87
U.S. Federal Income Tax Consequences of the Exchange Offer	88
Plan of Distribution	89
Legal Matters	89
Independent Registered Public Accounting Firm	89
Incorporation of Certain Documents	89
Where You Can Find More Information	90
EX-4.1 INDENTURE
EX-5.1 OPINION OF KING & SPALDING LLP
EX-5.2 OPINION OF PARKER POE ADAMS & BERNSTEIN LLP
EX-5.3 OPINION OF GRAY ROBINSON, P.A.
EX-12.1 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-23.4 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-23.5 CONSENT OF VALUATION RESEARCH CORPORATION
EX-25.1 FORM T-1, STATEMENT OF ELIGIBILITY
EX-99.1 FORM OF LETTER TRANSMITTAL
EX-99.2 FORM OF NOTICE OF GUARANTEED DELIVERY

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attn: Investor Relations Department, telephone number (404) 659-2424.

In order to obtain timely delivery, you must request the information no later than          , 2009, which is five business days before the expiration date of the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

In this prospectus, “we,” “us” and “our” refer to Oxford Industries, Inc. and its subsidiaries as a combined entity unless otherwise indicated or the context requires otherwise.

Neither the SEC, any state securities commission nor any other regulatory authority has approved or disapproved the securities offered hereby, nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the duration and severity of the current economic conditions and the impact on consumer demand and spending, access to capital and/or credit markets, particularly in light of recent conditions in those markets and its impact on our liquidity and that of our customers, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described under the heading “Risk Factors” in this prospectus. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

TRADEMARKS

In this prospectus, we refer (without the ownership notation after the initial use) to several trademarks that we own, including Tommy Bahama®, Ben Sherman®, Ely®, Arnold Brant®, Nickelsontm, Cattleman®, Billy London®, Oxford Golf®, Cumberland Outfitters®, and several trademarks that we license, including Kenneth Cole®, Dockers®, Geoffrey Beene®, United States Polo Association® and Evisu®. We also own a two-thirds interest in an unconsolidated entity that owns the Hathaway® trademark in the United States and several other countries. In addition to our branded businesses, we design and source certain private label products, which are products sold exclusively to one customer under a brand name that is owned by or licensed by such customer. Significant private label brands include Stafford®, Alfani®, Tasso Elba® and Lands’ End®. All brand names or other trademarks appearing in this prospectus are the property of their respective owners.

ii

NOTE REGARDING FINANCIAL INFORMATION

On October 8, 2007, our Board of Directors approved a change to our fiscal year end. Effective with our fiscal year that commenced on June 2, 2007, our fiscal year ends at the end of the Saturday closest to January 31 and will, in each case, begin at the beginning of the day next following the last day of the preceding fiscal year. Accordingly, there was a transition period from June 2, 2007 through February 2, 2008 for which we filed a transition report on Form 10-KT. The terms listed below (or words of similar import) reflect the respective period noted:

Fiscal 2009	52 weeks ending January 30, 2010
Fiscal 2008	52 weeks ended January 31, 2009
Twelve months ended February 2, 2008	52 weeks and one day ended February 2, 2008
Eight-month transition period ended February 2, 2008	35 weeks and one day ended February 2, 2008
Fiscal 2007	52 weeks ended June 1, 2007
Fiscal 2006	52 weeks ended June 2, 2006
Fiscal 2003	52 weeks ended May 30, 2003
First quarter fiscal 2009	13 weeks ended May 2, 2009
Second quarter fiscal 2008	13 weeks ended August 2, 2008
First quarter fiscal 2008	13 weeks ended May 3, 2008
First quarter of eight month transition period ended February 2, 2008	13 weeks ended August 31, 2007

iii

SUMMARY

This summary highlights selected information about us and this offering contained in greater detail elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. We encourage you to read this entire prospectus and the documents to which we refer you and the documents we incorporate by reference to understand fully the terms of the new notes and this offering. References to the “Company,” “Oxford,” “OXM,” “we,” “our” and “us” mean Oxford Industries, Inc. and its subsidiaries, unless otherwise indicated or the context requires otherwise.

Our Company

We are an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands, company-owned retail operations and a collection of private label apparel businesses. Our portfolio of leading apparel brands includes our two lifestyle brands, Tommy Bahama and Ben Sherman, as well as licensed brands such as Kenneth Cole, Geoffrey Beene and Dockers. We are predominantly focused on menswear, which we believe carries less fashion risk than other apparel categories. We sell our products primarily through wholesale distribution channels, including national chains, department stores, mass merchants, specialty stores, specialty catalog retailers and Internet retailers. As of May 2, 2009, we also operated 102 retail stores for our Tommy Bahama and Ben Sherman brands. For fiscal 2008, we reported revenue of $947.5 million. Our common stock is traded on the NYSE under the symbol “OXM” and as of July 10, 2009, we had an equity market capitalization of approximately $156 million.

The following charts set forth our fiscal 2008 net sales by operating group and brand category:

Founded in 1942, we have undergone a transformation in recent years as we migrated away from our historical domestic manufacturing roots to outsourcing more than 95% of our products. In recent years, we have focused on designing, sourcing and marketing apparel products bearing brands owned by us. During fiscal 2008, approximately 68% of our net sales were from products bearing brands that we own, compared to approximately 4% in fiscal 2003. A key component of our business strategy is to develop and market compelling lifestyle brands and products that are “fashion right” and evoke a strong emotional response from our target consumers. Critical steps in the evolution of our business model towards branded apparel include:

•	Acquiring Tommy Bahama in June 2003;

•	Acquiring Ben Sherman in July 2004; and

•	Selling our private label Womenswear Group operations in June 2006.

Operating Groups

Tommy Bahama.  Tommy Bahama designs, sources and markets men’s and women’s sportswear and related products that define casually elegant island living consistent with Tommy Bahama’s aspirational lifestyle. Tommy Bahama’s target consumers are affluent men and women 35 years and older who embrace a relaxed and casual approach to daily living. We design, source and market collections of men’s and women’s sportswear and related products and license the brand to third parties to market non-apparel categories including fragrances, watches, eyewear, furniture and rum, among others. During fiscal 2008, approximately 44% of Tommy Bahama’s net sales were to wholesale customers and approximately 56% were directly to consumers through our retail stores, restaurant-retail locations and e-commerce operations. Our key wholesale customers include Macy’s and Nordstrom (13% and 10% of fiscal 2008 net sales, respectively). As of May 2, 2009, we operated 59 full-priced stores, 13 outlet stores and 12 restaurant-retail locations.

Ben Sherman.  London-based Ben Sherman was established in 1963 as an edgy, young men’s “Mod”-inspired shirt brand that has evolved into a British lifestyle brand targeting youthful-thinking men and women ages 19 to 35 throughout the world. We design, source and market Ben Sherman sportswear and license the brand to third parties to market categories including suits and dress shirts, small leather goods and jewelry, among other items. During fiscal 2008, approximately 60% and 20% of Ben Sherman’s net sales occurred in the United Kingdom and the United States, respectively, with the remaining 20% occurring primarily in Europe, Asia and Australia. During fiscal 2008, approximately 83% of Ben Sherman’s net sales were to wholesale customers, with the remaining 17% sold directly to consumers through our retail stores and our e-commerce operations. Our largest wholesale customer is Debenhams (13% of fiscal 2008 net sales). As of May 2, 2009, we operated five United Kingdom, two German and four U.S. full-price stores, as well as seven outlet stores in the United Kingdom.

Lanier Clothes.  Lanier Clothes designs and markets branded and private label men’s suits, sportcoats, suit separates and dress slacks across a wide range of price points. Private label products under brands including Stafford (JCPenney), Alfani (Macy’s), Tasso Elba (Macy’s) and Lands’ End (Sears) represented approximately 50% of Lanier Clothes’ net sales during fiscal 2008. Our branded products include our owned Arnold Brant and Billy London brands as well as licensed trademarks such as Kenneth Cole, Dockers and Geoffrey Beene. Our largest Lanier Clothes customers include JCPenney, Macy’s and Sears, which accounted for approximately 30%, 18% and 12% of Lanier Clothes’ fiscal 2008 net sales, respectively.

Oxford Apparel.  Oxford Apparel produces branded and private label dress shirts, suited separates, sport shirts, casual slacks, outerwear, sweaters, jeans, swimwear, westernwear and golf apparel. Private label products for customers including Sears, Men’s Wearhouse, Target, Costco and Macy’s represented approximately 56% of Oxford Apparel’s net sales during fiscal 2008. Our owned brands include Oxford Golf, Ely and Cattleman. We also own a two-thirds interest in an unconsolidated entity that owns the Hathaway trademark in the United States and several other countries. Additionally, we have licenses to sell products under the Dockers and United States Polo Association trademarks for certain product categories. Our largest Oxford Apparel customers include Sears, Men’s Wearhouse, Target and Costco, which accounted for approximately 20%, 13%, 12% and 11% of Oxford Apparel’s fiscal 2008 net sales, respectively.

Competitive Strengths

We believe that the following competitive strengths differentiate our business:

Strong Lifestyle Brands.  Tommy Bahama and Ben Sherman are “lifestyle” brands, which we consider to be brands with a clearly defined and targeted point of view inspired by an appealing lifestyle or attitude. We believe our lifestyle brands evoke a strong emotional response and loyalty from our target customers, which allow us to command a higher price point at retail and results in higher profits. Our successful lifestyle brands also provide opportunities for branded retail operations as well as licensing ventures in product categories beyond apparel. For example, we estimate that our Tommy Bahama brand generates over $850 million of sales at retail annually. The brand is offered through more than 3,000 wholesale doors and our 84 retail stores and licensed across multiple product categories including fragrances, watches, eyewear, furniture and rum, among others. An appraisal completed on June 15, 2009 by Valuation Research Corporation, an independent appraisal consulting firm (“VRC”), estimated the value, subject to certain assumptions (as set forth on page 26 of this prospectus), of the Tommy Bahama trade name in the U.S. to be approximately $208 million.

Diversified Business Model.  Our portfolio is diversified by brand, product and distribution channel, which we believe enhances our consumer appeal and reduces our dependence on any one brand, style or customer.

By Brand.  We maintain a broad portfolio of owned and licensed brands that target consumers across a wide range of ages and incomes. In fiscal 2008, our net sales were comprised of 68% owned brands, 10% licensed brands and 22% private label brands. Tommy Bahama, our largest owned brand, comprised 45% of net sales for fiscal 2008. We design, source and market our products on a brand-by-brand basis targeting distinct consumer demographics and lifestyle preferences. For example, our Tommy Bahama and Ben Sherman brands target affluent customers, while our Billy London brand and many of our private labels focus on more value-oriented customers.

By Product.  Across our brand portfolio, we offer a broad range of apparel and related products at various price points. We believe our portfolio is well-balanced among dress and casual styles; tops and bottoms, swimwear and outerwear classifications; and knits, wovens and other fabrications. While menswear, which we believe carries less fashion risk and is more stable than other apparel categories, comprises the majority of our net sales, we are developing a growing womenswear business.

By Channel.  We market our products through all major retail distribution channels, making our products accessible to customers wherever they prefer to shop. During fiscal 2008, 73% of our net sales were to wholesale customers and 27% were direct-to-consumer sales. We distribute our products through more than 20,000 doors at more than 7,000 wholesale customers, including national chains, department stores, mass merchants, specialty stores, specialty catalogs and Internet retailers. Sales to our five largest customers accounted for approximately 45% of our total wholesale sales in fiscal 2008. We also operate retail stores, restaurants and/or e-commerce websites for our Tommy Bahama and Ben Sherman brands. As of May 2, 2009, there were 102 Tommy Bahama and Ben Sherman stores.

Longstanding Relationships with Leading Retailers.  We have strong relationships with leading retailers across all major distribution channels. These longstanding relationships enhance our ability to maximize the selling space dedicated to our products, monitor our product presentation and merchandise selection and introduce new products and brands. We have developed and maintained longstanding relationships with our key wholesale customers, including Macy’s, Nordstrom, Sears and JCPenney. Through our private label business, we design and source apparel for highly recognizable brands at leading retailers, including Sears, JCPenney, Target, Costco, Men’s Wearhouse and Wal-Mart. We have partnered with most of these wholesale and private label customers for over 30 years.

Significant Cash Flow Generation.  We manage our business and make investment decisions using a return on invested capital framework with strict criteria. Our business model has historically generated solid cash flow due to our disciplined approach, modest capital requirements and strong brands and retail relationships. In fiscal 2008, the twelve months ended February 2, 2008 and fiscal 2007, we generated approximately $69.6 million, $33.3 million and $28.3 million, respectively, of cash from operating activities net of capital expenditures. In fiscal 2008, we enhanced our cash flow by decreasing our overhead expenses, aggressively managing our inventories and moderating our capital expenditures for new stores.

Well-Established, Cost-Effective Sourcing Capabilities.  We source over 95% of our products from third-parties primarily in Asia. We have operated our buying office in Hong Kong since 1974, over which time we have developed and maintained longstanding relationships with many suppliers. Our in-house, local sourcing expertise and well-established network of relationships across many countries allow us to quickly allocate our production among countries and vendors to respond to economic, competitive and regulatory challenges; optimize our costs; and control product quality. In fiscal 2008, we sourced a majority of our products from manufacturers in China, Indonesia, Bangladesh and India.

Experienced Retail and Apparel Management Team.  We have a strong and dedicated management team that has substantial operating experience. Our senior management has an average of approximately 30 years of experience in the apparel industry and approximately 19 years average tenure at Oxford. The management team is led by Chief Executive Officer J. Hicks Lanier, whose family founded our company in 1942.

Business Strategy

Our strategic objective is to become one of the world’s leading diversified purveyors of strong lifestyle brands. We intend to realize this objective through the following strategies:

Further Develop our Tommy Bahama and Ben Sherman Lifestyle Brands.  We intend to continue to enhance consumers’ recognition of and loyalty to our Tommy Bahama and Ben Sherman brands by increasing our retail store base, growing our womenswear offerings, expanding internationally and further developing our e-commerce presence and licensing programs. We believe that our retail stores help to strengthen our brands by presenting our full product lines, providing high visibility in an environment we control and enabling us to understand the needs and preferences of our consumers. We believe there are significant opportunities over the long-term to continue to open stores for Tommy Bahama and Ben Sherman and expand our retail footprint. Womenswear is a much larger category than menswear, and we believe it presents a significant growth opportunity for both of our lifestyle brands, which are currently focused primarily on men’s apparel. We also have the opportunity to increase our brands’ international presence. In fiscal 2008, Tommy Bahama generated substantially all of its sales in the United States, and Ben Sherman generated 60% of its sales in the United Kingdom.

Increase Cash Returns from Our Legacy Operating Groups.  Over the past few years, we have rationalized our legacy operating groups, which currently consist of Lanier Clothes and Oxford Apparel. Specific actions have included selling our private label Womenswear Group, exiting certain underperforming lines of business and resizing our overhead structure. We believe that these initiatives have resulted in smaller but more cash generative businesses and have freed working capital to be more effectively deployed. Since our restructuring of Oxford Apparel starting approximately three years ago, we have enjoyed a growing operating margin on a smaller sales base that requires less capital investment. For example, sales declined from $353 million in fiscal 2006 to $257 million in fiscal 2008 while operating margin grew from 4.1% to 4.5% over the same period. Following our restructuring of Lanier Clothes which commenced during the second quarter of fiscal 2008, we have earned operating income in each of the past three quarters as compared to operating losses in several preceding periods. For example, we earned an operating margin of 8.7% in our first quarter of fiscal 2009 as compared to -0.1% in our first quarter of fiscal 2008. We intend to continually monitor and rationalize underperforming lines that do not meet our return on invested capital goals so that we can optimize cash returns.

Enhance Operating Discipline and Control.  We intend to continue to aggressively manage inventories, overhead expenses and capital expenditures to optimize our profitability and cash flow as well as maintain a healthy balance sheet and liquidity. Our stated cost savings plan for fiscal 2009 is a $40 million reduction in selling, general and administrative expenses (“SG&A”) compared to fiscal 2008. In the first quarter of fiscal 2009, our SG&A was more than $20 million less than our SG&A in the first quarter of fiscal 2008. In addition, in the first quarter of fiscal 2009, our SG&A as a percentage of sales declined 20 basis points despite a 20.6% decline in sales compared to the first quarter of fiscal 2008.

Selectively Pursue Complementary Lifestyle Brand Acquisitions.  We expect to continue to selectively pursue acquisitions of lifestyle brands that we believe fit our business model. We believe that our success with Tommy Bahama and Ben Sherman validates our ability to successfully integrate strategic acquisitions and operate acquired brands. While we are currently focused on controlling costs and balance sheet management, we intend to continue to pursue acquisitions in a disciplined and opportunistic manner, most likely when conditions in our markets improve.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of the new notes, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes, which have not been registered under the Securities Act. We issued the old notes on June 30, 2009.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described herein). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the new notes on or promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	We sold the old notes on June 30, 2009 to Banc of America Securities LLC, SunTrust Robinson Humphrey, Credit Suisse Securities (USA) LLC, BB&T Capital Markets, a Division of Scott & Stringfellow LLC, Morgan Keegan & Company, Inc., Barclays Capital Inc. and PNC Capital Markets LLC, the initial purchasers. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers relating to the old notes that requires us to conduct this exchange offer (the “Registration Rights Agreement”).

Subject to certain limitations, you have the right under the Registration Rights Agreement to exchange your old notes for new notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

For a description of the procedures for tendering old notes, see “The Exchange Offer — Procedures for Tendering Old Notes.”

Consequences of Failure to Exchange	If you do not exchange your old notes for new notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture that governs both the old notes and the new notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. See “Risk Factors — Holders that do not exchange their old notes hold restricted securities.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion. In that case, the expiration date will be the latest date and time to which we extend the exchange offer.

See “The Exchange Offer — Expiration Date,” “The Exchange Offer — Extensions” and “The Exchange Offer — Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See “The Exchange Offer — Procedures for Tendering Old Notes.” If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

By accepting the exchange offer, you will represent to us that, among other things:

• any new notes that you receive will be acquired in the ordinary course of your business;

• you are not engaging in or intending to engage in a distribution of the new notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;

• if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “The Exchange Offer — Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section “The Exchange Offer — Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. See the section “Use of Proceeds.”

United States Federal Income Tax Consequences	Your participation in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Summary Description of the New Notes

The summary below describes the principal terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes and will be governed by the same indenture. Please read the section entitled “Description of the Notes” in this prospectus, which contains a more detailed description of the terms and conditions of the new notes.

Issuer	Oxford Industries, Inc.

Notes Offered	$150,000,000 aggregate principal amount of 11.375% Senior Secured Notes.

Maturity Date	July 15, 2015.

Interest Payment Dates	January 15 and July 15, commencing January 15, 2010.

Subsidiary Guarantees	Each of our domestic subsidiaries that on June 30, 2009 was a borrower or guaranteed obligations under the Second Amended and Restated Credit Agreement, dated as of August 15, 2008, by and among Oxford Industries, Inc., Tommy Bahama Group, Inc., the persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders, the financial institutions party thereto from time to time as Issuing Banks and SunTrust Bank, as administrative agent (our “domestic revolving credit facility”) will guarantee the new notes. The new notes will be guaranteed following the issue date by certain additional domestic restricted subsidiaries. See “Description of the Notes — Additional Guarantees.” Oxford and the guarantors generated approximately 89% of our consolidated revenues for the fiscal year ended January 31, 2009 and held approximately 81% of our consolidated assets as of January 31, 2009.

Ranking	The new notes and the guarantees will be senior secured obligations of Oxford Industries, Inc. and the guarantors secured to the extent described below. The new notes and the guarantees will rank:

• pari passu with any senior indebtedness of Oxford and the guarantors (except to the extent of the value of the collateral);

• senior to any indebtedness of Oxford and the guarantors that is expressly subordinated to the new notes and the guarantees;

• effectively senior to any unsecured indebtedness or indebtedness with a junior lien to the lien securing the new notes and the guarantees to the extent of the value of the collateral for the new notes and the guarantees;

• effectively junior to any secured indebtedness which is either secured by assets that are not collateral for the new notes and the guarantees or which are secured by a prior lien in the collateral for the new notes and the guarantees, in each case, to the extent of the value of the assets securing such indebtedness;

• effectively junior to our and the guarantors’ obligations under our domestic revolving credit facility to the extent our and the guarantors’ assets secure such obligations on a first-priority basis; and

• effectively junior to all obligations of our subsidiaries that are not guarantors.

Security	The new notes and the guarantees will be secured on a first-priority basis, subject to certain permitted liens, by a lien on the U.S. registered trademarks and certain related rights owned by us and the guarantors and on certain owned real property acquired by us and the guarantors following the issue date of the old notes (which will secure our and the guarantors’ obligations under our domestic revolving credit facility on a second-priority basis) and by a second-priority security interest in our assets and the guarantors’ assets that secure our domestic revolving credit facility on a first-priority basis including, subject to certain limitations, present and future receivables, inventory, general intangibles, equipment, investment property, stock of subsidiaries, and certain other assets and proceeds relating thereto. See “Description of the Notes — Security.”

Optional Redemption	On or after July 15, 2012, we may redeem some or all of the new notes at any time at the redemption prices, together with accrued and unpaid interest, specified under “Description of the Notes — Optional Redemption.”

Before July 15, 2012, we may redeem some or all of the new notes at a redemption price equal to 100% of the principal amount of each new note to be redeemed plus a make-whole premium described in “Description of the Notes — Optional Redemption.”

In addition, at any time prior to July 15, 2012, we may redeem up to 35% of the new notes with the net cash proceeds from specified equity offerings at a redemption price equal to 111.375% of the principal amount of each new note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	Upon a change of control (as defined in “Description of the Notes — Certain Definitions”), we must offer to repurchase the new notes at 101% of the principal amount, plus accrued interest to the purchase date.

Certain Covenants	The indenture governing the new notes contains certain covenants, including limitations and restrictions on our ability to:

• incur additional indebtedness;

• make dividend payments or other restricted payments;

• create liens;

• sell assets;

• sell securities of our subsidiaries;

• enter into certain types of transactions with shareholders and affiliates; and

• enter into mergers, consolidations, or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes — Certain Covenants.”

Risk Factors	Potential investors in the new notes should carefully consider the matters set forth under the caption “Risk Factors” prior to making an investment decision with respect to the new notes.

Oxford Industries, Inc. was founded in 1942 as a Georgia corporation. Our principal executive offices are located at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and our telephone number is (404) 659-2424.

Summary Consolidated Financial and Other Data

The following summary consolidated financial and other data as of the end of and for fiscal 2006, fiscal 2007 and fiscal 2008 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP. The summary consolidated financial and other data as of the end of and for the twelve months ended February 2, 2008 and the first quarter of fiscal 2008 and fiscal 2009 have been derived from our unaudited condensed consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data as of the dates and for those periods presented. Our results of operations for the first quarter of fiscal 2009 may not be indicative of results that may be expected for the full year. The data below reflects the divestiture of substantially all of the assets of our Womenswear Group operations in fiscal 2006, resulting in those operations being classified as discontinued operations for all periods presented. The totals in the table below may not add due to rounding. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto, each contained in our Annual Report on Form 10-K for fiscal 2008 and our Quarterly Report on Form 10-Q for the first quarter of fiscal 2009 and incorporated by reference in this prospectus.

				Fiscal
	Fiscal Year		12 Months	Year	First Quarter
	Ended		Ended	Ended	Ended
	June 2,	June 1,	February 2,	January 31,	May 3,	May 2,
	2006	2007	2008	2009	2008	2009
	(In millions)
			(Unaudited)		(Unaudited)

Statement of Operations Data:
Net sales	$1,109.1	$1,128.9	$1,085.3	$947.5	$272.9	$216.7
Cost of goods sold	677.4	681.1	647.4	551.0	156.6	127.0

Gross profit	431.7	447.8	437.8	396.5	116.3	89.8
SG&A	339.1	357.0	366.5	358.1	99.6	78.7
Amortization of intangible assets	7.6	6.4	5.4	2.9	0.8	0.3
Impairment of goodwill, intangible assets and joint venture investment	—	—	—	314.8	—	—
Royalties and other operating income	13.1	16.5	19.8	17.3	4.2	2.5

Operating income (loss)	98.1	100.8	85.7	(262.0)	20.1	13.2
Gain on repurchase of Senior Unsecured Notes	—	—	—	7.8	—	—
Interest expense, net	24.0	22.2	22.4	23.7	6.3	4.6

Earnings before income taxes	74.1	78.6	63.3	(278.0)	13.7	8.7
Income taxes (benefit)	22.9	26.3	17.9	(12.1)	4.2	2.2

Net earnings (loss) from continuing operations	$51.2	$52.3	$45.4	$(265.8)	$9.5	$6.5

Other Financial Data:
Cash interest expense	$21.7	$20.2	$20.5	$21.0	$5.7	$4.2
Capital expenditures	25.0	31.3	33.7	20.7	8.7	3.8
Depreciation	15.1	16.7	19.0	22.0	4.8	4.6
Net cash provided by operating activities	81.0	59.6	67.0	90.4	36.2	2.5
Balance Sheet Data (at period end):
Cash and cash equivalents	$10.5	$36.9	$14.9	$3.3	$6.1	$8.4
Total assets	885.6	908.7	910.3	473.5	884.7	467.9
Total debt, including current maturities	200.2	199.7	272.3	199.3	239.1	207.0
Shareholders’ equity	398.7	454.1	407.5	93.1	415.0	100.3

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges. The ratio of earnings to fixed charges is calculated as earnings before income taxes, plus fixed charges, net of capitalized interest, divided by fixed charges. Fixed charges include interest costs incurred and estimated interest within rental expense. Fixed charges include the 8 7/8% Notes, which we repurchased or otherwise discharged upon consummation of the offering of the old notes, and are not adjusted to give effect to the offering of the old notes.

Eight
Month
					Transition	Twelve
					Period	Months	Fiscal Year
	Fiscal Year Ended				Ended	Ended	Ended	First Quarter Ended
	May 28,	June 3,	June 2,	June 1,	February 2,	February 2,	January 31,	May 3,	May 2,
	2004	2005	2006	2007	2008	2008	2009	2008	2009

Ratio of earnings to fixed charges(a)	2.7x	2.9x	3.2x	3.5x	2.2x	2.9x	—	2.5x	2.2x

(a)	The ratio coverage for fiscal 2008 was less than 1.0x. The coverage deficiency was approximately $277 million for this period. Earnings before income taxes for this period was impacted by impairment charges totaling $314.8 million relating to goodwill, intangible assets and investment in a joint venture.

RISK FACTORS

An investment in the new notes involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus, prospective investors should carefully consider the following risks before investing in the new notes. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and principal on the new notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus.

General Business Risks

Our business is and will continue to be heavily influenced by economic trends and general economic conditions, as evidenced by the impact of the current global economic crisis on our business. Economic conditions may continue to adversely affect our sales, increase our cost of goods sold or require us to significantly modify our business practices.

The recent deterioration of the general economic environment, distress in the financial markets and general uncertainty about the economy are having a significant negative impact on businesses and consumers around the world, including our own business.

The global economic crisis has had, and is continuing to have, an adverse impact on retail sales of apparel and other consumer products. Reduced sales by our wholesale customers may lead to lower retail inventory levels, reduced orders from us and/or order cancellations. Reduced sales by these customers, along with the possibility of their reduced access to, or inability to access, the credit markets, may result in our customers experiencing significant financial difficulties. Financial difficulties of customers could result in reduced sales to those customers or could result in store closures, bankruptcies or liquidations by those customers. Higher credit risk relating to receivables from customers experiencing financial difficulty may result. If these developments occur, our inability to shift sales to other customers or to collect on our accounts receivable could negatively impact our financial condition and results of operations.

In addition, credit markets have experienced significant disruptions and certain leading financial institutions have either declared bankruptcy or have shown significant deterioration in their financial stability. Further deterioration in the financial markets could make future financing difficult or more expensive.

These or any other significant changes in the operations or liquidity for any of the parties with which we conduct our business, including suppliers, customers, trademark licensees and lenders, among others, now or in the future, or in the access to capital markets for us or any such parties, could result in lower demand for our products, lower sales, higher costs or other disruptions in our business.

A significant portion of our revenues are direct-to-consumer through retail stores, restaurants and Internet websites. Reduced consumer confidence, along with a reduction in the availability of consumer credit and increasing unemployment, may lead to reduced purchases of our products at our retail stores, restaurants and Internet websites. This could have a negative impact on the demand for our products and reduce our operating leverage.

Additionally, during economic periods such as the current conditions, certain long term commitments, such as leases and license agreements, may not be as beneficial in the short-term as was desired when we initially entered into the agreements. Lease agreements and license agreements often require certain minimum payments which do not fluctuate with sales. Our ability to reduce these costs may be minimal, even if we determine to no longer utilize the retail space or trademark over a portion of the term of the agreement, as the other party may not be willing to renegotiate the agreement. These long-term agreements may result in higher costs as a percentage of sales than we originally anticipated or we realized in prior years and thus negatively impact our operating results in future periods.

We are unsure of the duration and severity of this economic crisis. However, if the crisis persists or worsens and economic conditions remain weak over a long period, the likelihood of the crisis having an even more significant impact on our business increases.

Beyond the current economic crisis, the apparel industry is cyclical and dependent upon the overall level of discretionary consumer spending, which changes as regional, domestic and international economic conditions change. Often, the apparel industry tends to experience longer periods of recession and generally experiences greater declines than the general economy. Overall economic conditions that affect discretionary consumer spending include, but are not limited to, employment levels, recessions, energy costs, interest rates, tax rates, personal debt levels, housing prices and stock market volatility. Uncertainty about the future may also impact the level of discretionary consumer spending or result in shifts in consumer spending to products other than apparel. Any deterioration in general economic or political conditions, acts of war or terrorism or other factors that create uncertainty or alter the discretionary consumer habits in our key markets, particularly the United States and the United Kingdom, could reduce our sales, increase our costs of goods sold or require us to significantly modify our current business practices and, consequently, harm our results of operations. These and other events that impact our operating results could also result in adverse consequences to our business, such as our failure to satisfy financial covenants under our debt instruments or our inability to continue to meet minimum sales thresholds to certain of our licensors.

We make use of debt to finance our operations, which exposes us to risks that could adversely affect our business, financial position and operating results.

Our levels of debt vary as a result of the seasonality of our business, investments in acquisitions and working capital and divestitures. As of June 30, 2009, we had $150.0 million of outstanding old notes, approximately $32.0 million of outstanding borrowings under our domestic revolving credit facility and $10.1 million of outstanding borrowings under our £12 million Senior Secured Revolving Credit Facility (our “U.K. revolving credit facility”). Our debt levels may increase in the future under our existing facilities or potentially under new facilities, or the terms or forms of our financing arrangements in the future may change, which may increase our exposure to the items discussed below.

Our indebtedness includes, and any future indebtedness may include, certain obligations and limitations, including the periodic payment of principal and interest, maintenance of certain covenants and certain other limitations related to additional debt, dividend payments, investments and dispositions of assets. Our ability to satisfy these obligations will be dependent upon our business, financial condition and operating results. These obligations and limitations may increase our vulnerability to adverse economic and industry conditions, place us at a competitive disadvantage compared to our competitors that are less leveraged and limit our flexibility in carrying out our business plan and planning for, or reacting to, changes in the industry in which we operate.

In August 2008, we entered into our domestic revolving credit facility. Our domestic revolving credit facility amended and restated our Amended and Restated Credit Agreement dated as of July 28, 2004, as previously amended (our “prior domestic revolving credit facility”), among Oxford Industries, Inc., certain of our domestic subsidiaries as borrowers or guarantors, certain financial institutions party thereto as lenders, certain financial institutions party thereto as the issuing banks and SunTrust Bank, as administrative agent, which was scheduled to mature in July 2009. Our domestic revolving credit facility matures in August 2013. Our domestic revolving credit facility is an asset-based facility, with borrowing availability determined primarily by the level of our eligible accounts receivable and inventory balances. We currently anticipate that cash flows from operations and the projected borrowing availability under our domestic revolving credit facility will be sufficient to fund our liquidity requirements. However, if we do not have a sufficient borrowing base at any given time, borrowing availability under our domestic revolving credit facility may not be sufficient to support our liquidity needs. Additionally, if any of the financial institutions that are parties to our domestic revolving credit facility were to declare bankruptcy or become insolvent, they may be unable to perform under their agreements with us. This could leave us with reduced borrowing capacity.

We have interest rate risk on a portion of our indebtedness, as certain of our indebtedness is based on variable interest rates. We generally do not engage in hedging activities with respect to our interest rate risk.

An increase in interest rates may require us to pay a greater amount of our funds from operations towards interest, even if the amount of borrowings outstanding remains the same. As a result, we may have to revise or delay our business plans, reduce or delay capital expenditures or otherwise adjust our plans for operations.

The apparel industry is highly competitive, and we face significant competitive threats to our business from various third parties that could reduce our sales, increase our costs, result in reduced price points for our products and/or result in decreased margins.

The apparel industry is highly competitive. Our competitors include numerous domestic and foreign apparel designers, manufacturers, distributors, importers, licensors, and retailers, some of which may also be our customers and some of whom are significantly larger and have significantly greater financial resources than we do. The level and nature of our competition varies, and the number of our direct competitors and the intensity of competition may increase as we expand into other markets or product lines or as other companies expand into our markets or product lines. Some of our competitors may be able to adapt to changes in consumer demand more quickly, to devote greater resources to establishing brand recognition or to adopt more aggressive pricing policies than we can. Additionally, as a result of the current economic conditions, certain of our competitors are offering apparel for sale at significant discounts, which results in more pressure to reduce prices or the risk that our products may not be as desirable as lower priced products. In addition, with respect to certain of our businesses, retailers that are our customers may pose a significant competitive threat by sourcing their products directly or by marketing their own private label brands. These private label lines may also receive prominent positioning on the retail floor by department stores. These competitive factors within the apparel industry may result in reduced sales, increased costs, lower prices for our products and/or decreased margins.

Our business could be harmed if we fail to maintain proper inventory levels.

In light of the current economic crisis, we believe we have planned inventory purchases for fiscal 2009 conservatively. However, if the crisis persists or worsens and economic conditions remain weak over a long period, we may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory markdowns or the sale of excess inventory at discounted prices. These events could significantly harm our operating results and impair the image of our brands. Conversely, as economic conditions improve, we may not be in a position to order quality products from our manufacturers in a timely manner and/or we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm our business.

Our success depends on the reputation and value of our owned and licensed brand names, including, in particular, Tommy Bahama and Ben Sherman, and actions by us, our wholesale customers or others who have interests in our brands could diminish the reputation or value of our brands and adversely affect our business operations.

The success of our business depends on the reputation and value of our owned and licensed brand names. The value of our brands could be diminished by actions taken by us, for instance by becoming overly promotional, our wholesale customers or others who have interests in the brands. We cannot always control the marketing and promotion of our products by our wholesale customers or other third parties who have an interest in our brands, and actions by such parties that are inconsistent with our own marketing efforts or that otherwise adversely affect the appeal of our products could diminish the value or reputation of one or more of our brands and have an adverse effect on our sales and business operations.

We rely on our licensing partners to preserve the value of our brands and as a source of royalty income.

Certain of our brands, such as Tommy Bahama and Ben Sherman, have a reputation of outstanding quality and name recognition that makes the brands valuable as a source of royalty income. During fiscal 2008, we recognized approximately $15.6 million of royalty income. While we take significant steps to ensure the reputation of our brands is maintained through our license agreements, there can be no guarantee our brands will not be negatively impacted through our association with products outside of our core apparel products or due to the actions of a licensee. The improper or detrimental actions of a licensee may not only result in a decrease in the sales of our licensee’s products but also could significantly impact the perception of our brands.

The apparel industry is subject to rapidly evolving fashion trends, and we must continuously offer innovative and market appropriate products to maintain and grow our existing businesses. Failure to offer innovative and market appropriate products may adversely affect our sales and lead to excess inventory, markdowns and/or dilution of our brands.

We believe that the principal competitive factors in the apparel industry are design, brand image, consumer preference, price, quality, marketing and customer service. Although certain of our products carry over from season to season, the apparel industry in general is subject to rapidly changing fashion trends and shifting consumer demands. Accordingly, we must anticipate, identify and capitalize upon emerging fashion trends. We believe that our success depends on our ability to continuously develop, source, market and deliver a wide variety of innovative, fashionable and desirable brands and products. These products must be offered at appropriate price points in their respective distribution channels. Sales growth from our brands will depend largely upon our ability to continue to maintain and enhance the distinctive brand identities.

Due to the competitive nature of the apparel industry, there can be no assurance that the demand for our products will not decline or that we will be able to successfully evaluate and adapt our products to align with consumers’ preferences, fashion trends and changes in consumer demographics. As is typical with new products, market acceptance of new price points, designs and products is subject to uncertainty. The introduction or repositioning of new lines and products often requires substantial costs in design, marketing and advertising, which may not be recovered if the products are not successful. Any failure on our part to develop appealing products and update core products could result in lower sales and/or harm the reputation and desirability of our products. Additionally, since we generally make decisions regarding product designs several months in advance of the time when consumer acceptance can be measured, such a failure could leave us with a substantial amount of unsold excess inventory, which we may be forced to sell at lower price points. Any of these factors could result in a deterioration of the appeal of our brands and products, adversely affecting our business, financial condition and operating results.

Our business depends on our senior management and other key personnel, and the unexpected loss of individuals integral to our business, our inability to attract and retain qualified personnel in the future or our failure to successfully plan for and implement succession of our senior management and key personnel may have an adverse effect on our operations, business relationships and ability to execute our strategies.

Our senior management has substantial experience and expertise in the apparel industry. Our success depends, to a significant extent, upon the continued services of our senior management, as well as our ability to attract, hire, motivate and retain additional talented and highly qualified management in the future, including in the areas of design, merchandising, sales, marketing and production, as well as our ability to hire and train qualified retail management and associates. Our success depends upon disciplined execution at all levels of our organization, including our senior management. Competition for qualified personnel in the apparel industry is intense, and we compete to attract and retain these individuals with other companies which may have greater financial resources. In addition, we will need to plan for the succession of our senior management and successfully integrate new members of management within our organization.

The unexpected loss of J. Hicks Lanier, our Chairman and Chief Executive Officer, or any of our other senior management, could materially affect our operations, business relationships and ability to execute our strategies.

We depend on a group of key customers for a significant portion of our wholesale sales. A significant adverse change in a customer relationship or in a customer’s financial position could negatively impact our net sales and profitability.

We generate a significant percentage of our sales from a few major customers. During fiscal 2008, sales to our five largest customers accounted for approximately 45% of our total wholesale sales and sales to our largest wholesale customer represented approximately 15% of our wholesale sales. In addition, the net sales of our individual operating groups may be concentrated among several large customers. Continued consolidation in the retail industry could result in a decrease in the number of stores that carry our products, restructuring of our customers’ operations, more centralized purchasing decisions, direct sourcing and greater leverage by customers, potentially resulting in lower prices, realignment of customer affiliations or other factors which could negatively impact our net sales and profitability.

We generally do not have long-term contracts with any of our customers. Instead, we rely on long-standing relationships with these customers and our position within the marketplace. As a result, purchases generally occur on an order-by-order basis, and each relationship can generally be terminated by either party at any time. A decision by one or more major customers to terminate its relationship with us or to reduce its purchases from us, whether motivated by competitive considerations, quality or style issues, financial difficulties, economic conditions or otherwise, could adversely affect our net sales and profitability, as it would be difficult to immediately, if at all, replace this business with new customers or increase sales volumes with other existing customers.

In addition, due to long product lead times, several of our product lines are designed and manufactured in anticipation of orders for sale. We make commitments for fabric and production in connection with these lines. These commitments can be made up to several months prior to the receipt of firm orders from customers, and if orders do not materialize or are canceled, we may incur expenses to terminate our fabric and production commitments and dispose of excess inventories.

We also extend credit to several of our key customers without requiring collateral, which results in a large amount of receivables from just a few customers. During the past several years, particularly in light of the current economic crisis, companies in the apparel industry, including some of our customers, have had financial difficulties and are currently experiencing tightened credit markets and declining sales and profitability on a comparable store basis. If one or more of our key customers experiences significant problems in the future, including as a result of general weakness in the apparel industry, our sales may be reduced, and the risk associated with extending credit to these customers may increase. A significant adverse change in a customer’s financial position could cause us to limit or discontinue business with that customer, require us to assume greater credit risk relating to that customer’s receivables or limit our ability to collect amounts related to previous shipments to that customer. These or other events related to our significant customers could adversely affect our net sales and profitability.

Our concentration of retail stores and wholesale customers for certain of our products exposes us to certain regional risks.

Our retail locations are heavily concentrated in certain geographic areas in the United States, including Florida, California, Hawaii, Arizona and Nevada, for our Tommy Bahama retail stores and the United Kingdom for our Ben Sherman retail stores. As of May 2, 2009, 53 of our Tommy Bahama retail stores were located in these U.S. states and five of our Ben Sherman full price retail stores were located in the United Kingdom. Additionally, a significant portion of our wholesale sales for Tommy Bahama and Ben Sherman products are concentrated in the same geographic areas as our own retail store locations for these brands. Due to this concentration, we have heightened exposure to factors that impact these regions, including general economic conditions, weather patterns, natural disasters, changing demographics and other factors.

Our foreign sourcing operations as well as the sale of products in foreign markets result in an exposure to fluctuations in foreign currency exchange rates.

As a result of our international operations, we are exposed to certain risks in conducting business outside of the United States. Substantially all of our orders to have goods produced in foreign countries are denominated in U.S. dollars. Purchase prices for our products may be impacted by fluctuations in the exchange rate between the U.S. dollar and the local currencies of the contract manufacturers, either of which may have the effect of increasing our cost of goods sold in the future. If the value of the U.S. dollar decreases relative to certain foreign currencies in the future, then the prices that we negotiate for products could increase, and it is possible that we would not be able to pass this increase on to customers, which would negatively impact our margins. If the value of the U.S. dollar increases between the time a price is set and payment for a product, the price we pay may be higher than that paid for comparable goods by competitors that pay for goods in local currencies, and these competitors may be able to sell their products at more competitive prices. Additionally, currency fluctuations could also disrupt the business of our independent manufacturers that produce our products by making their purchases of raw materials more expensive and difficult to finance.

We received U.S. dollars for greater than 85% of our product sales during fiscal 2008. The sales denominated in foreign currencies primarily relate to Ben Sherman sales in the United Kingdom and Europe. An increase in the value of the U.S. dollar compared to these other currencies in which we have sales could result in lower levels of sales and earnings in our consolidated statements of operations, although the sales in foreign currencies could be equal to or greater than amounts in prior periods. We generally do not engage in hedging activities with respect to our exposure to foreign currency risk except that, on occasion, we do purchase foreign currency forward exchange contracts for our goods purchased on U.S. dollar terms that are expected to be sold in the United Kingdom and Europe.

We are dependent upon the availability of raw materials and the ability of our third-party producers, substantially all of whom are located in foreign countries, to meet our requirements; any failures by these producers to meet our requirements, or the unavailability of suitable producers or raw materials at reasonable prices may negatively impact our ability to deliver quality products to our customers on a timely basis or result in higher costs or reduced net sales.

We source substantially all of our products from non-exclusive, third-party producers located in foreign countries. Although we place a high value on long-term relationships with our suppliers, generally we do not have long-term contracts but, instead, conduct business on an order-by-order basis. Therefore, we compete with other companies for the production capacity of independent manufacturers. We regularly depend upon the ability of third-party producers to secure a sufficient supply of raw materials, adequately finance the production of goods ordered and maintain sufficient manufacturing and shipping capacity. Although we monitor production in third-party manufacturing locations, we cannot be certain that we will not experience operational difficulties with our manufacturers, such as the reduction of availability of production capacity, errors in complying with product specifications, insufficient quality control, failures to meet production deadlines or increases in manufacturing costs. Such difficulties may negatively impact our ability to deliver quality products to our customers on a timely basis, which may, in turn, have a negative impact on our customer relationships and result in lower net sales.

Most of the products we purchase from third-party producers are package purchases, and we and our third-party suppliers rely on the availability of raw materials at reasonable prices. The principal fabrics used in our business are cotton, linens, wools, silk, other natural fibers, synthetics and blends of these materials. The prices paid for these fabrics depend on the market price for raw materials used to produce them. The price and availability of certain raw materials have fluctuated in the past, and may fluctuate in the future, depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, war, terrorism, labor unrest, global health concerns, economic climate, the cost of petroleum and other unpredictable factors. Additionally, costs of our third-party providers or our transportation costs may increase due to these same factors. We historically have not entered into any futures contracts to hedge commodity prices. Any significant increase in the price of raw materials or decrease in the availability of raw materials could cause delays in product deliveries to our customers, which could have an adverse impact on our customer relationships and/or increase our costs, some or all of which we may be unable to pass on to our customers.

We also require third-party producers to meet certain standards in terms of working conditions, environmental protection and other matters before placing business with them. As a result of costs relating to compliance with these standards, we may pay higher prices than some of our competitors for products. In addition, the labor and business practices of independent apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Failure by us or our independent manufacturers to adhere to labor or other laws or business practices accepted as ethical, and the potential litigation, negative publicity and political pressure relating to any of these events, could disrupt our operations or harm our reputation.

Since we source substantially all of our products from third-party producers located in foreign countries, our business is subject to legal, regulatory, political and economic risks, including risks relating to the importation of our products, and our products may become less competitive as a result of adverse changes affecting our international operations.

As we source substantially all of our products from foreign countries, including approximately 50% of our product purchases from China during fiscal 2008, we are exposed to risks associated with changes in the laws and regulations governing the importing and exporting of apparel products into and from the countries in which we operate.

Some of the risks associated with importing our products from foreign countries include quotas, imposed by countries in which our products are manufactured or countries into which our products are imported, which limit the amount and type of goods that may be imported annually from or into these countries; changes in social, political, labor and economic conditions or terrorist acts that could result in the disruption of trade from the countries in which our manufacturers are located; the imposition of additional or new duties, tariffs, taxes or other charges and shifts in sourcing patterns as a result of such charges; significant fluctuations in the cost of raw materials; significant delays in the delivery of our products, due to security considerations; rapid fluctuations in sourcing costs, including costs for raw materials and labor; the imposition of antidumping or countervailing duties; fluctuations in the value of the dollar against foreign currencies; and restrictions on the transfer of funds to or from foreign countries.

We currently benefit from duty-free treatment under international trade agreements and regulations such as the North American Free Trade Agreement. In addition, China’s safeguard quota on certain classes of apparel products expired on December 31, 2008, and the United States and China have not finalized a new quota arrangement, if any, for periods after 2008. The imposition of a new quota arrangement between the United States and China or the elimination of duty-free treatment or our inability to qualify for such benefits would adversely impact our business by increasing our cost of goods sold.

Our products are subject to increasingly stringent and complex product performance and safety standards, laws and other regulations. With the passage of the Consumer Product Safety Improvement Act of 2008, there are new requirements mandated for the textile and apparel industries. These requirements relate to all apparel currently regulated under the Consumer Product Safety Commission, or CPSC, and also include new requirements that relate to metal and painted trim items and certain other raw materials used in children’s age 12 and under apparel. These requirements could result in greater expense associated with compliance efforts and failure to comply with such regulations could result in a delay, non-delivery or mandated destruction of inventory shipments during key seasons or other financial penalties. While we are continuing to monitor the situation and intend to abide by the rules and changes made by the CPSC, significant or continuing noncompliance with such standards and laws could harm our reputation, our business relationships or our ability to execute our strategies.

Our, or any of our suppliers’, failure to comply with customs or similar laws or any other applicable regulations could restrict our ability to import products or lead to fines, penalties or adverse publicity, and future regulatory actions or trade agreements may provide our competitors with a material advantage over us or materially increase our costs.

Our operations are reliant on information technology, and any interruption or other failure in our information technology systems may impair our ability to compete effectively in the apparel industry, including our ability to provide services to our customers and meet the needs of management.

The efficient operation of our business is dependent on information technology. Information systems are used in all stages of our operations from design to distribution and as a method of communication with our customers and suppliers. Additionally, certain of our operating groups utilize e-commerce websites to sell goods directly to consumers. Our management also relies on information systems to provide relevant and accurate information in order to allocate resources and forecast and report our operating results. Service interruptions may occur as a result of a number of factors, including computer viruses, hacking or other unlawful activities by third parties, disasters, or failures to properly install, upgrade, integrate, protect, repair or maintain our systems and e-commerce websites. In connection with our periodic assessment of the appropriateness and relevance of our financial and operational systems, we commenced implementation of a new integrated financial system in fiscal 2008. Additionally, future assessments could result in a change to or replacement of our systems in the future. There can be no assurances that we will be successful in developing or acquiring competitive systems, including an integrated financial system, which are responsive to our needs and the needs of our customers. Any interruption or other failure of critical business information systems, including an interruption or failure caused by our inability to successfully upgrade, change or implement our financial or operational systems, could cause difficulties in operating our business and communicating with our customers or our ability to report our financial results, which could cause our sales and profits to decrease and could also require significant expenditures to remediate any such difficulties.

We may be unable to protect our trademarks and other intellectual property or may otherwise have our brand names harmed.

We believe that our registered and common law trademarks and other intellectual property, as well as other contractual arrangements, including licenses and other proprietary intellectual property rights, have significant value and are important to our continued success and our competitive position due to their recognition by retailers and consumers. Approximately 68% of our net sales in fiscal 2008 was attributable to branded products for which we own the trademark. Therefore, our success depends to a significant degree upon our ability to protect and preserve our intellectual property. We rely on laws in the United States and other countries to protect our proprietary rights. However, we may not be able to sufficiently prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm the reputation of our brands.

Additionally, there can be no assurance that the actions that we have taken will be adequate to prevent others from seeking to block sales of our products as violations of proprietary rights. Although we have not been materially inhibited from selling products in connection with trademark disputes, as we extend our brands into new product categories and new product lines and expand the geographic scope of our marketing, we could become subject to litigation based on allegations of the infringement of intellectual property rights of third parties. In the event a claim of infringement against us is successful, we may be required to pay damages, royalties or license fees to continue to use intellectual property rights that we had been using, or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. Litigation and other legal action of this type, regardless of whether it is successful, could result in substantial costs to us and diversion of our management and other resources.

Our sales and operating results are influenced by weather patterns and natural disasters.

Like other companies in the apparel industry, our sales volume may be adversely affected by unseasonable weather conditions or natural disasters, which may cause consumers to alter their purchasing habits or result in a disruption to our operations. Because of the seasonality of our business and the concentration of a significant proportion of our customers in certain geographic regions, the occurrence of such events could disproportionately impact our business, financial condition and operating results.

We hold licenses for the use of other parties’ brand names, and we cannot guarantee our continued use of such brand names or the quality or salability of such brand names.

We have entered into license and design agreements to use certain trademarks and trade names, such as Kenneth Cole, Dockers, United States Polo Association, Geoffrey Beene and Evisu, to market our products. Approximately 10% of our net sales during fiscal 2008 related to the products for which we license the use of the trademark for specific product categories. These license and design agreements will expire at various dates in the future. We cannot guarantee that we will be able to renew these licenses on acceptable terms upon expiration or that we will be able to acquire new licenses to use other popular trademarks. For example, during fiscal 2008, we decided to exit license agreements relating to the Nautica®, O Oscartm and Tommy Hilfiger® brands. The termination or expiration of a license agreement will cause us to lose the sales and any associated profits generated pursuant to such license and in certain cases could result in an impairment charge for related intangible assets.

In addition to certain compliance obligations, all of our significant licenses provide minimum thresholds for royalty payments and advertising expenditures for each license year, which we must pay regardless of the level of our sales of the licensed products. If these thresholds are not met, our licensors may be permitted contractually to terminate these agreements or seek payment of minimum royalties even if the minimum sales are not achieved. In addition, our licensors produce their own products and license their trademarks to other third parties, and we are unable to control the quality of these goods that others produce. If licensors or others do not maintain the quality of these trademarks or if the brand image deteriorates, our sales and any associated profits generated by such brands may decline.

We are dependent on a limited number of distribution centers, making our operations particularly susceptible to disruption.

Our ability to meet customer expectations, manage inventory and achieve objectives for operating efficiencies depends on the proper operation of our primary distribution facilities, some of which are owned and others of which are operated by third parties. Finished garments from our contractors are inspected and stored at these distribution facilities. If any of these distribution facilities were to shut down or otherwise become inoperable or inaccessible for any reason, we could experience a reduction in sales, a substantial loss of inventory or higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the facility. This could negatively affect our operating results and our customer relationships.

We may not be successful in identifying locations and negotiating appropriate lease terms for retail stores and restaurants.

An integral part of our strategy has been to develop and operate retail stores and restaurants for certain of our brands. Net sales from retail stores and restaurants were approximately 26% of our consolidated net sales during fiscal 2008. Successful operation of our retail stores and restaurants depends, in part, on the overall ability of the retail location to attract a consumer base sufficient to make store sales volume profitable. If we are unable to identify new locations with consumer traffic sufficient to support a profitable sales level, retail growth may consequently be limited. Further, if existing retail stores and restaurants do not maintain a sufficient customer base that provides a reasonable sales volume, it could have a negative impact on our sales, gross margin, and results of operations.

Our restaurant operations may be negatively impacted by regulatory issues or by health, safety, labor and similar operational issues, or by publicity surrounding any of these issues.

The restaurant industry is highly competitive and requires compliance with a variety of federal, state and local regulations. In particular, all of our Tommy Bahama restaurants serve alcohol and, therefore, maintain liquor licenses. Our ability to maintain our liquor licenses depends on our compliance with applicable laws and regulations. The loss of a liquor license would adversely affect the profitability of a restaurant. Additionally, as a participant in the restaurant industry, we face risks related to food quality, food-borne illness, injury, health inspection scores and labor relations. Regardless of whether allegations related to these matters are valid or whether we become liable, we may be materially affected by negative publicity associated with these issues. The negative impact of adverse publicity relating to one restaurant may extend beyond the restaurant involved to affect some or all of the other restaurants, as well as the image of the Tommy Bahama brand as a whole.

The acquisition of new businesses has certain inherent risks, including, for example, strains on our management team and unexpected acquisition costs.

One component of our business strategy is the acquisition of new businesses or product lines as and when appropriate investment opportunities are available. Our sales growth may be limited if we are unable to find suitable acquisition candidates at reasonable prices in the future, if we do not have the financial resources available to us in order to successfully consummate a desired acquisition, if we are unsuccessful in integrating any acquired businesses in a timely manner or if the acquisitions do not achieve the anticipated results. Evaluating and completing acquisitions in the future may strain our administrative, operational and financial resources and distract our management from our ongoing businesses.

In addition, integrating acquired businesses is a complex, time-consuming and expensive process. The integration process for newly acquired businesses could create for us a number of challenges and adverse consequences associated with the integration of product lines, employees, sales teams and outsourced manufacturers; employee turnover, including key management and creative personnel of the acquired and existing businesses; disruption in product cycles for newly acquired product lines; maintenance of acceptable standards, controls, procedures and policies; and the impairment of relationships with customers of the acquired and existing businesses. Further, we may not be able to manage the combined operations and assets effectively or realize the anticipated benefits of the acquisition.

As a result of acquisitions that have occurred or may occur in the future, we may become responsible for unexpected liabilities that we failed to discover in the course of performing due diligence in connection with the acquired businesses. We cannot be assured that any indemnification to which we may be entitled from the sellers will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business acquired.

Divestitures of certain businesses or discontinuations of certain product lines may require us to find alternative uses for our resources.

We may determine in the near future that it is appropriate to divest or discontinue certain operations, as we did in fiscal 2006 when we divested our Womenswear Group operations and as we have, more recently, in exiting certain product categories in our Lanier Clothes and Oxford Apparel operating groups. Divestitures of certain businesses that do not align with our strategy or the discontinuation of certain product lines which may not provide the returns that we expect or desire may result in underutilization of our resources in the event that the operations are not replaced with new lines of business either internally or through acquisition. There can be no guarantee that if we divest certain businesses or discontinue certain product lines that we will be able to replace the sales and profits related to these businesses or appropriately utilize our remaining resources, which may result in a decline in our operating results.

We operate in various countries with differing laws and regulations, which may impair our ability to maintain compliance with regulations and laws.

Although we attempt to abide by the laws and regulations in each jurisdiction in which we operate, the complexity of the laws and regulations to which we are subject, including customs regulations, labor laws, competition laws, consumer protection laws and domestic and international tax legislation, makes it difficult for us to ensure that we are currently, or will be in the future, compliant with all laws and regulations. We may be required to make significant expenditures or modify our business practices to comply with existing or future laws or regulations, and unfavorable resolution to litigation or a violation of applicable laws and regulations may increase our costs and materially limit our ability to operate our business.

Compliance with privacy and information laws and requirements could be costly, and a breach of information security or privacy could adversely affect our business.

The regulatory environment governing our use of individually identifiable data of customers, employees and others is complex. Privacy and information security laws and requirements change frequently, and compliance with them may require us to incur costs to make necessary systems changes and implement new administrative processes. If a data security breach occurs, our reputation could be damaged and we could experience lost sales, fines or lawsuits.

Risks Related to the New Notes

In addition to the factors above relating generally to risks associated with our business (and, therefore, to any investment in us), you should also consider the following factors that represent special risks associated with an investment in the new notes.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

We have a significant amount of indebtedness. As of June 30, 2009, we had $192.1 million of indebtedness outstanding. The old notes have and the new notes will have a higher interest rate than the 8 7/8% Senior Notes due 2011 (the “8 7/8% Notes”) that were repurchased or redeemed with the proceeds from the offering of the old notes, which has increased our interest expense following the offering of the old notes.

Our substantial amount of indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the new notes;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes, such as funding our working capital and capital expenditures;

•	limit our flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

•	limit our ability to service our indebtedness, including the new notes;

•	place us at a competitive disadvantage compared to any less leveraged competitors; and

•	prevent us from raising the funds necessary to repurchase all new notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the new notes.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the new notes.

Subject to restrictions in the indenture governing the new notes and restrictions in our domestic revolving credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. The terms of the indenture will permit us to incur additional debt, including additional secured debt. If we incur any additional indebtedness secured by liens that rank equally with those securing the new notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt.

Our ability to make payments on and refinance our indebtedness, including the new notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the new notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing our outstanding debt. If such a default were to occur, the lenders under our domestic revolving credit facility could elect to declare all amounts outstanding under our domestic revolving credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our domestic revolving credit facility. If the amounts outstanding under these agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of new notes.

The indenture governing the new notes and our domestic revolving credit facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture governing the new notes and our domestic revolving credit facility impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

•	make investments;

•	create liens;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	engage in transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications and, with respect to the new notes, are described under the heading “Description of the Notes — Certain Covenants” in this prospectus. In addition, our domestic revolving credit facility also requires us to maintain compliance with financial covenants. Our ability to comply with this covenant may be affected by events beyond our control, including those described in this “Risk Factors” section. A breach of any of the covenants contained in our domestic revolving credit facility including our inability to comply with the financial covenant could result in an event of default, which would allow the lenders under our domestic revolving credit facility to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture governing the new notes. At maturity or in the event of an acceleration of payment obligations, we would likely be unable to pay our outstanding indebtedness with our cash and cash equivalents then on hand. We would, therefore, be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements or at all, or face bankruptcy. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy.

Holders of our indebtedness secured by liens ranking prior to the lien securing the new notes have rights senior to the rights of the holders of the new notes with respect to the collateral securing such other secured indebtedness.

Obligations under our domestic revolving credit facility are secured by a first-priority lien on accounts receivable (other than royalty payments in respect of trademark licenses), inventory, investment property (including the equity interests of certain subsidiaries), general intangibles (other than trademarks, trade names and related rights), deposit accounts, intercompany obligations, equipment, goods, documents, contracts, books and records and other personal property of ours and of the guarantors. The new notes and the related guarantees will be secured by a second-priority lien in the collateral securing indebtedness under our domestic revolving credit facility. Any rights to payment and claims by the holders of the new notes will, therefore, be subject to the rights to payment or claims by our lenders under our domestic revolving credit facility with respect to distributions of such collateral. Only when our obligations under our domestic revolving credit facility are satisfied in full will the proceeds of certain assets be available to repay the new notes.

Certain assets are excluded from the collateral.

Certain assets are excluded from the collateral securing the new notes as described under “Description of the Notes — Security” including the following:

•	any trademarks not registered with the U.S. Patent and Trademark Office;

•	any trademarks not owned by Oxford Industries, Inc. or the guarantors (including the Ben Sherman trademark, which is owned by a non-guarantor subsidiary);

•	any capital stock or other securities of any of our subsidiaries to the extent that the pledge of that capital stock or other securities results in our being required to file separate financial statements of such subsidiary with the SEC, as described in more detail in the next risk factor;

•	any capital stock of any of our first-tier foreign subsidiaries in excess of 65% of the voting stock of those first-tier foreign subsidiaries, any capital stock of any other foreign subsidiaries and any assets of foreign subsidiaries;

•	real property (other than certain real property owned in fee simple acquired by us after the issue date of the old notes); and

•	items as to which a security interest cannot be granted without violating contract rights or applicable law and certain licenses in which a security interest cannot be created without breach of such license or applicable law.

If an event of default occurs and the new notes are accelerated, the new notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the security interest for the new notes and the guarantees is less than the value of the claims of the holders of the new notes, no assurance can be provided that the holders of the new notes would receive any substantial recovery from the excluded assets.

The pledge of the securities of our subsidiaries that secures the new notes will automatically be released for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary.

The new notes are secured by a pledge of the stock and other securities of our subsidiaries held by our company or the guarantors. Under the SEC regulations in effect as of the issue date of the new notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture governing the notes and the security agreement provides that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X or another similar rule. As a result, holders of the new notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during that period. It may be more difficult, costly and time-consuming for holders of the new notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The value of the new note holders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the new notes.

Obligations under the new notes are secured (x) on a first-priority basis by a lien on the U.S. registered trademarks and certain related rights owned by us and the guarantors and on certain owned real property acquired by us and the guarantors following the issue date of the new notes and (y) on a second-priority basis by a lien on all of the assets described above securing our domestic revolving credit facility on a first-priority basis. In the event of a foreclosure on the collateral securing our domestic revolving credit facility on a first-priority basis (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from such collateral securing our domestic revolving credit facility on which the new notes have a second-priority lien may not be sufficient to satisfy the new notes because such proceeds would, under the intercreditor agreement, first be applied to satisfy our obligations under our domestic revolving credit facility. Only after all of our obligations under our domestic revolving credit facility have been satisfied will proceeds from such collateral be applied to satisfy our obligations under the notes.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the new notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral securing our obligations under our domestic revolving credit facility on a first-priority basis will be sufficient to pay our obligations under the new notes, in full or at all, after first satisfying our obligations in full under our domestic revolving credit facility. There also can he no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. In addition, we may not have liens perfected on all of the collateral securing the new notes prior to the closing of this offering. Although the indenture governing the new notes contains a covenant requiring us to use commercially reasonable efforts to perfect the lien on certain of our assets promptly following the issue date of the notes, no assurance can be given that such liens will be perfected on a timely basis. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the new notes. Any claim for the difference between the amount, if any, realized by holders of the new notes from the sale of the collateral securing the new notes and the obligations under the new notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

The appraisal of the Tommy Bahama trade name in the U.S. may not reflect the value that would be realized by holders of the Notes if the collateral agent were to foreclose on the trademark.

If we do not make payments of principal and interest on the new notes when due, in order to obtain such payments, the holders of the new notes may have to rely on the proceeds from the sale of, or other exercise of remedies against, the collateral securing the new notes. Those proceeds may be insufficient to cover payments due under the new notes.

VRC prepared an appraisal dated June 15, 2009 of the Tommy Bahama trade name in the U.S. The appraisal was based on a discounted cash flow analysis utilizing the relief from royalty and the loss of income methods, among other considerations. Although the appraisal is based upon a number of estimates and assumptions that are considered reasonable by the appraiser issuing the appraisal, these estimates and assumptions are subject to significant business and economic uncertainties and contingencies, many of which are beyond our control or the ability of the appraiser to accurately assess and estimate, and are based upon assumptions including estimates of future net sales, growth rates, royalty rates for trademarks and discount rates. An appraisal that is subject to different assumptions and limitations or based on different methodologies may result in valuations that are materially different from those contained in VRC’s appraisal.

An appraisal is only an estimate of value as of its date. An appraisal should not be relied upon as a measure of realizable value. The proceeds realized upon a sale of the Tommy Bahama trademark and certain related rights may be less than the appraised value of the trade name. The value of such trademark and certain related rights if remedies are exercised under the indenture will depend on market and economic conditions, the availability of buyers, and other factors. Accordingly, we can provide no assurance that the proceeds realized upon any such exercise of remedies would be sufficient to satisfy in full payments due under the notes.

Rights of holders of new notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the collateral agent or the administrative agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. The collateral agent for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the new notes.

Claims of creditors of our subsidiaries which do not guarantee the new notes will be structurally senior and have priority over holders of the new notes with respect to the assets and earnings of such subsidiaries.

Our foreign subsidiaries and certain of our domestic subsidiaries will not guarantee the new notes. Our non-guarantor subsidiaries would have had $78 million in assets as of May 2, 2009 and $88 million in net sales for the twelve months ended May 2, 2009. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will effectively rank senior and have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the new notes. As of May 2, 2009, our non-guarantor subsidiaries had $32.3 million of indebtedness and other liabilities, including trade payables, outstanding (excluding amounts payable to us and our guarantors).

Fraudulent conveyance laws may permit courts to void the subsidiary guarantees of the new notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees and realization upon collateral owned by the guarantors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee made by any of our subsidiaries could be voided, or claims under the guarantee made by any of our subsidiaries could be subordinated to all other obligations of any such subsidiary, if the subsidiary, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value in exchange for incurring those obligations; and

(1)	was insolvent or rendered insolvent by reason of that incurrence;

(2)	was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or

(3)	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that each of our subsidiaries making a guarantee received reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

The intercreditor agreement in connection with the indenture governing the new notes may limit the rights of the holders of the new notes and their control with respect to the collateral securing the new notes.

The rights of the holders of the new notes with respect to the collateral securing our domestic revolving credit facility on a first-priority basis may be substantially limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, if amounts or commitments remain outstanding under our domestic revolving credit facility, actions taken in respect of collateral securing our obligations under our domestic revolving credit facility on a first-priority basis, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the first-priority liens, subject to certain limitations. As a result, the collateral agent, on behalf of the holders of the new notes, may not have the ability to control or direct these actions, even if the rights of the holders of the new notes are adversely affected. Additionally, the agent for the lenders under our domestic revolving credit facility will generally have a right to access and use the collateral securing the new notes on a first-priority basis for a period of 270 days (subject to certain extensions) following any foreclosure by the collateral agent on such collateral. See “Description of the Notes — Intercreditor Agreement.”

In the event of a bankruptcy, the ability of the holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Bankruptcy law could prevent the collateral agent, subject to the rights of the lenders under our domestic revolving credit facility, from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against Oxford Industries, Inc. prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under the U.S. bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the new notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In the event of a bankruptcy, holders may not have a claim with respect to original issue discount on the new notes constituting “unmatured interest” under the U.S Bankruptcy Code.

Under the U.S. bankruptcy code, the principal amount of each new note in excess of its issue price is treated as unmatured interest. The claim of a holder of a new note in a bankruptcy proceeding in respect of the new notes with respect to this original issue discount would be limited to the portion thereof that had accreted prior to the date of the commencement of the bankruptcy case. Holders of new notes would not be entitled to receive any additional portion of the original issue discount that accreted during the commencement of a bankruptcy proceeding except to the extent the new notes are oversecured by their security interest in the collateral.

We may be unable to repurchase the new notes upon a change of control as required by the indenture governing the new notes.

Upon the occurrence of certain specific kinds of change of control events specified in “Description of the Notes,” we must offer to repurchase all outstanding new notes. In such circumstances, we cannot assure you that we would have sufficient finds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the new notes. Our failure to purchase the new notes would be a default under the indenture governing the new notes, which would in turn trigger a default under our domestic revolving credit facility.

Risks Related to the Exchange Offer

If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act. In addition, if you do exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

There is no established public market for the new notes. We do not intend to list the new notes on any securities exchange or automated quotation system. We cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your new notes.

The old notes were issued with original issue discount for U.S. federal income tax purposes and consequently the new notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

The old notes were issued with original issue discount in an amount equal to the excess of the stated principal amount of the notes over the issue price of the notes. Consequently, the new notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and U.S. holders will be required to include original issue discount in gross income on a constant yield to maturity basis in advance of receipt of cash payment thereof.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a Registration Rights Agreement with the initial purchasers of the old notes. Under the Registration Rights Agreement, we agreed, among other things, to:

•	file a registration statement with the SEC relating to an offer to exchange the old notes for new notes;

•	use our reasonable best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act; and

•	use our reasonable best efforts to cause the exchange offer to be consummated on or before July 1, 2010.

The registration statement of which this prospectus forms a part was filed in compliance with our obligations under the Registration Rights Agreement. If the exchange offer is not consummated on or before July 1, 2010, we will incur additional interest expense.

The new notes will have terms substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by July 1, 2010. Old notes in an aggregate principal amount of $150,000,000 were issued on June 30, 2009.

In addition, pursuant to the Registration Rights Agreement, under the circumstances set forth below, we will file a shelf registration statement with respect to the resale of the old notes and we will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of the second anniversary of the original issue date of the old notes and the date all old notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement. These circumstances include:

•	if we determine, upon the advice of outside counsel, that the exchange offer is not permitted due to a change in applicable law or SEC policy;

•	if for any reason the registered exchange offer is not consummated by July 1, 2010;

•	if any of the initial purchasers so requests after consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the new notes and held by it following the consummation of the exchange offer; or

•	if any holder (other than the initial purchasers) is not eligible to participate in the exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable new notes in the exchange offer will be required to make the following representations:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes;

•	it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or any guarantor; and

•	if such holder is a broker-dealer, that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the SEC staff set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters. See “Plan of Distribution.”

Resale of New Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of new notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the new notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $2,000 principal amount of new notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of new notes in exchange for each $1,000 integral multiple amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the Registration Rights Agreement to file, and cause to become effective, a registration statement. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $150,000,000 aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral notice (which is subsequently confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the Registration Rights Agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on          , 2009, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt delivery of new notes for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to acceptance of your notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Old Notes

Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

•	You must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below;

•	The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “— Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility, and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

U.S. Bank, National Association
100 Wall Street, 16th Floor
New York, NY 10005
Attn: Corporate Trust Services
Telephone: (800) 934-6802
Fax: (651) 495-8158

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, holders of old notes who do not exchange their old notes for new notes under the exchange offer will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders old notes in the exchange offer for the purpose of participating in a distribution of the new notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following discussion provides summary information about some of our indebtedness and does not purport to be a complete description of all the information that might be important to you. For a more complete understanding of such indebtedness, we encourage you to review the more detailed summary of our indebtedness under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and in the notes to our consolidated financial statements, each contained in our Annual Report on Form 10-K for the fiscal year 2008 and our Quarterly Report on Form 10-Q for the first quarter of fiscal year 2009 and incorporated by reference in this prospectus.

Domestic Revolving Credit Facility

On August 15, 2008, we entered into our current domestic revolving credit facility. Our domestic revolving credit facility amended and restated our prior domestic revolving credit facility.

Our domestic revolving credit facility provides for a revolving credit facility of up to $175 million which may be used to refinance existing funded debt, to fund working capital, to fund future acquisitions and for general corporate purposes. The total amount of availability under our domestic revolving credit facility is limited to a borrowing base consisting of specified percentages of eligible categories of assets. The administrative agent has certain discretion to determine eligibility and to establish reserves with respect to the calculation of borrowing base availability. Our domestic revolving credit facility is scheduled to mature on August 15, 2013.

Under our domestic revolving credit facility, we may request base rate advances or LIBOR advances. Base rate advances accrue interest at floating rates equal to the higher of (i) SunTrust Bank’s prime lending rate or (ii) the federal funds rate plus 50 basis points. LIBOR advances accrue interest at LIBOR plus an applicable margin. We are also charged fees for letters of credit which are issued under our domestic revolving credit facility and fees related to the unused portion of the facility. The applicable margin on LIBOR advances and the letter of credit fees are determined from a pricing grid which is based on the average unused availability under our domestic revolving credit facility. Interest rate margins on LIBOR advances and standby letter of credit fees range from 175 basis points to 225 basis points, while the letter of credit fees for trade letters of credit range from 100 basis points to 150 basis points. Unused line fees are calculated at a per annum rate of 30 basis points.

Our obligations under our domestic revolving credit facility are secured by a first-priority security interest in our and our guarantors’ accounts receivable (other than royalty payments in respect of trademark licenses), inventory, investment property (including the equity interests of certain subsidiaries subject to certain limitations), general intangibles (other than trademarks, trade names and related rights), deposit accounts, inter-company obligations, equipment and fixtures, goods, documents, contracts, books and records and other personal property. Our obligations under our domestic revolving credit facility are also secured by a second-priority security interest in our and our guarantors’ U.S. registered trademarks and certain related rights and will be secured by a second-priority security interest in certain owned real property acquired by us and the guarantors following the issue date of the Notes.

U.K. Revolving Credit Facility

Our U.K. revolving credit facility, which accrues interest at the bank’s base rate plus 1.35% (1.85% at May 2, 2009), requires interest payments monthly with principal payable on demand and is collateralized by substantially all of the United Kingdom assets of Ben Sherman.

Availability, Restrictions and Covenants

Our credit facilities are used to finance trade letters of credit, as well to provide funding for other operating activities, capital expenditures and acquisitions. As of May 2, 2009, approximately $19.5 million of trade letters of credit and other limitations on availability in aggregate were outstanding against our domestic revolving credit facility and the U.K. revolving credit facility. On May 2, 2009 we had approximately $122.8 million and $9.1 million in unused availability under our domestic revolving credit facility and the U.K. revolving credit facility, respectively, subject to the respective limitations on borrowings set forth in our domestic revolving credit facility and the U.K. revolving credit facility and the indenture governing the 8 7/8% Notes.

Our credit facilities are subject to a number of affirmative covenants regarding the delivery of financial information, compliance with law, maintenance of property, insurance and conduct of business. Also, our credit facilities are subject to certain negative covenants or other restrictions including, among other things, limitations on our ability to (i) incur debt, (ii) guaranty certain obligations, (iii) grant liens, (iv) pay dividends to shareholders, (v) repurchase shares of our common stock, (vi) make investments, (vii) sell assets or stock of subsidiaries, (viii) acquire assets or businesses, (ix) merge or consolidate with other companies, or (x) prepay, retire, repurchase or redeem debt. A breach of the covenants related to our indebtedness could result in an event of default under those instruments, in some cases allowing the holders of that indebtedness to declare such indebtedness immediately due and payable and exercise other remedies.

Our domestic revolving credit facility contains a financial covenant that applies only if unused availability under our domestic revolving credit facility for three consecutive business days is less than the greater of (i) $26.25 million or (ii) 15% of the total revolving commitments. In such case, our fixed charge coverage ratio must not be less than 1.0 to 1.0 for the immediately preceding 12 fiscal months for which financial statements have been delivered. This financial covenant continues to apply until we have maintained unused availability under our domestic revolving credit facility for thirty consecutive days of more than the greater of (i) $26.25 million or (ii) 15% of the total revolving commitments.

We believe that the affirmative covenants, negative covenants, financial covenants and other restrictions are customary for, or more favorable than, those included in similar facilities. As of May 2, 2009, no financial covenant testing was required pursuant to our domestic revolving credit facility as the availability was greater than the amount specified in order for the fixed charge coverage ratio to apply. As of May 2, 2009 we were compliant with all covenants related to our credit facilities.

DESCRIPTION OF THE NOTES

The old notes were issued and the new notes will be issued under an indenture, dated June 30, 2009, among us, as issuer, the Guarantors set forth below and U.S. Bank National Association, as Trustee (the “Indenture”). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. Unless the context requires otherwise, all references to the “Notes” in this “Description of the Notes” include the old notes and the new notes. The old notes and the new notes will be treated as a single class for all purposes of the Indenture.

For definitions of certain capitalized terms used in the following summary, see “— Certain Definitions.” For purposes of this “Description of the Notes,” references to “Oxford,” “we,” “our,” and “us” refer only to Oxford Industries, Inc. and not its subsidiaries.

When issued, the Notes will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Notes.

Maturity, Principal and Interest

The Notes will mature on July 15, 2015, will be in the aggregate principal amount of $150,000,000, subject to our ability to issue additional Notes (“Additional Notes”) in an unlimited principal amount to the extent permitted by “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens.” The Notes and any Additional Notes will be substantially identical other than the issuance dates, offering price, transfer restrictions and, in certain circumstances, the date from which interest will accrue. The Notes and any Additional Notes will be treated as a single class of Notes under the Indenture. The Additional Notes will be secured, equally and ratably with the Notes and any Permitted Additional Pari Passu Obligations, by the Note Lien on the Collateral described below under the caption “— Security.”

The Notes are senior secured obligations of Oxford. Each Note will bear interest at 11.375% per annum from June 30, 2009 or from the most recent interest payment date on which interest has been paid, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2010.

Oxford will pay interest to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 1 or July 1 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Settlement for the Notes will be made in same-day funds. All payments of principal and interest will be made by Oxford in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the “Depositary” or “DTC”) until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

Guarantees

Payment of the Notes will be guaranteed by the Guarantors jointly and severally, absolutely, fully and unconditionally, on a senior secured basis. All of the direct and indirect domestic Wholly Owned Restricted Subsidiaries of Oxford that were obligors under the Credit Agreement on the Issue Date will guarantee the Notes. Following the Issue Date, additional Restricted Subsidiaries of Oxford will be required to become Guarantors to the extent set forth under “— Certain Covenants — Additional Guarantees.”

If Oxford defaults in the payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be absolutely, fully, unconditionally, jointly and severally obligated to pay the principal of, premium, if any, and interest on the Notes.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (b) under “— Certain Covenants — Additional Guarantees.” Upon any release of a Guarantor from its Guarantee, such Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents. Oxford also may, at any time at its option, cause any Restricted Subsidiary to become a Guarantor.

Ranking

The Notes and the Guarantees are senior secured obligations of Oxford and the Guarantors and rank:

•	pari passu with any senior indebtedness of Oxford and the Guarantors (except to the extent of the value of the Collateral);

•	senior to any indebtedness of Oxford and the Guarantors that is expressly subordinated to the Notes and the Guarantees;

•	effectively senior to any unsecured indebtedness or indebtedness with a junior lien to the lien securing the Notes and the Guarantees to the extent of the value of the Collateral for the Notes and the Guarantees;

•	effectively junior to any secured indebtedness which is either secured by assets that are not Collateral for the Notes and the Guarantees or which are secured by a prior lien in the Collateral for the Notes and the Guarantees, in each case, to the extent of the value of the assets securing such indebtedness;

•	effectively junior to Oxford’s and the Guarantors’ obligations under Oxford’s Credit Agreement to the extent Oxford’s and the Guarantors’ assets secure such obligations on a first-priority basis; and

•	effectively junior to all obligations of Oxford’s Subsidiaries that are not Guarantors.

As of June 30, 2009, Oxford and the Guarantors had $182.0 million of secured indebtedness outstanding (excluding $21.6 million of outstanding secured letters of credit) and had no unsecured senior indebtedness outstanding.

As of May 2, 2009, Oxford’s non-Guarantor Subsidiaries had $32.3 million of indebtedness and other liabilities, including trade payables, outstanding (excluding amounts payable to Oxford and the Guarantors).

These amounts do not include amounts that Oxford had available for borrowing under the Credit Agreement, all of which would be ABL Obligations.

Security

The obligations of Oxford with respect to the Notes, the obligations of the Guarantors under the Guarantees, and the performance of all other obligations of Oxford and the Guarantors under the Senior Secured Note Documents are secured equally and ratably (together with any other Permitted Additional Pari Passu Obligations) by (i) second-priority security interests, subject to Permitted Liens, in the ABL Priority Collateral (other than Excluded Assets) and (ii) first-priority security interests, subject to Permitted Liens, in the following assets of Oxford and the Guarantors, in each case whether now owned or hereafter acquired (other than Excluded Assets) (the “Notes Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”):

•	all U.S. registered trademarks and certain related rights;

•	any real property owned in fee simple (but excluding fixtures) acquired by Oxford or any Guarantor after the Issue Date with a Fair Market Value (measured at the time of acquisition thereof) in excess of $5.0 million (except to the extent subject to a Lien permitted by clauses (d), (g), (j) or (p) (as it relates to any of the foregoing) of the definition of Permitted Liens to the extent the documentation relating to such Lien prohibits the granting of a Lien thereon to secure the Indenture Obligations and any Permitted Additional Pari Passu Obligations);

•	supporting obligations (as defined in Article 9 of the UCC) and certain commercial tort claims (as defined in Article 9 of the UCC), in each case, relating to the foregoing;

•	the Collateral Account and all Trust Monies; and

•	all proceeds of any and all of the foregoing.

“Excluded Assets” include, among other things, the following assets of Oxford and the Guarantors:

(i) assets located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of Oxford and the Guarantors;

(ii) to the extent not constituting collateral for the ABL Obligations, assets subject to Liens pursuant to clauses (a), (d), (g), (j) or (p) (as it relates to any of the foregoing) of the definition of “Permitted Liens” to the extent the documentation relating to such Liens prohibit such assets from being Collateral;

(iii) (w) the voting Capital Stock of Foreign Subsidiaries in excess of 65% of the voting rights of all such Capital Stock in each such Foreign Subsidiary, (x) any Capital Stock of Patch Licensing LLC, (y) any Capital Stock of an Excluded Subsidiary and (z) to the extent not constituting collateral for the ABL Obligations, any Capital Stock of a Person that is not a Subsidiary of Oxford to the extent that a pledge of such Capital Stock is prohibited by such Person’s organization documents or any shareholders agreement or joint venture agreement relating to such Capital Stock;

(iv) all of Oxford’s right, title and interest in (x) the real properties owned by Oxford and the Guarantors on the Issue Date and (y) any leasehold or other non-fee simple interest in any real property of Oxford or any Guarantor (whether owned on the Issue Date or acquired following the Issue Date);

(v) motor vehicles, aircraft and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of Oxford and the Guarantors;

(vi) to the extent not constituting collateral for the ABL Obligations, any contract, lease, license or other agreement to the extent that the grant of a security interest therein would violate applicable law, result in the invalidation thereof or provide any party thereto with a right of termination or any other remedy that materially increases the costs or burden of Oxford or any Guarantor thereunder with respect thereto (in each case, after giving effect to applicable provisions of the UCC);

(vii) any Capital Stock or other securities of any Subsidiary of Oxford in excess of the maximum amount of such Capital Stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by Oxford with the SEC;

(viii) any trademarks and related rights other than to the extent set forth in the preceding paragraph (including, without limitation, foreign registered trademarks of the “Tommy Bahama” name); and

(ix) proceeds and products of any and all of the foregoing excluded assets described in clauses (i) through (viii) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (i) through (viii) above.

The Collateral is pledged pursuant to a security agreement by and among Oxford, the Guarantors and the Trustee, in its capacity as Collateral Agent (the “Security Agreement”), and, if applicable, one or more mortgages, deeds of trust or deeds to secure debt (the “Mortgages”) or other grants or transfers for security executed and delivered by Oxford or the applicable Guarantor to the Collateral Agent for the benefit of the Collateral Agent, the Trustee, the holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations. For the avoidance of doubt, no assets of any Subsidiary that is not a Guarantor (including any Capital Stock owned by any such Subsidiary) shall constitute Collateral.

So long as no Event of Default and no event of default under any Permitted Additional Pari Passu Obligations has occurred and is continuing, and subject to certain terms and conditions, Oxford and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations (subject to the standstill provisions in the Intercreditor Agreement which generally will provide the ABL Facility Collateral Agent with the sole right to control such enforcement actions) and to the extent permitted by law and following notice by the Collateral Agent to Oxford and the Guarantors:

(1) all of the rights of Oxford and the Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested, subject to the terms of the Intercreditor Agreement, in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2) the Collateral Agent may, subject to the terms of the Intercreditor Agreement, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement, to exercise remedies and sell the Collateral under the Security Documents only at the direction of the holders of a majority of the Notes and any Permitted Additional Pari Passu Obligations voting as a single class.

The Indenture and the Security Documents generally do not require Oxford and the Guarantors to take certain actions to perfect the liens of the Collateral Agent in the Collateral, including entering into control agreements and identifying commercial tort claims below certain thresholds. As a result, the Note Liens may not attach or be perfected in certain of the Collateral, which could adversely affect the rights of the holders with respect to such Collateral.

Intercreditor Agreement

The Collateral Agent (in its capacity as Trustee and Collateral Agent), on behalf of the holders of Notes and the holders of any Permitted Additional Pari Passu Obligations, the ABL Facility Collateral Agent, on behalf of the holders of the ABL Obligations, Oxford and the Guarantors entered into an intercreditor agreement dated as of June 30, 2009 (the “Intercreditor Agreement”) that sets forth the relative priority of the ABL Liens and the Note Liens, as well as certain other rights, priorities and interests of the holders of the

Notes and any Permitted Additional Pari Passu Obligations and the holders of the ABL Obligations. The Intercreditor Agreement provides, among other things:

•	Lien Priority and Similar Liens. Notwithstanding the time, order or method of creation or perfection of any ABL Obligations, ABL Liens, obligations under the Notes or any Permitted Additional Pari Passu Obligations or the Note Liens (or the enforceability of any such Liens), (i) the ABL Liens on the ABL Priority Collateral will rank senior to any Note Liens on the ABL Priority Collateral and (ii) the Note Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral. Except as specified in clause (vii) of the definition of Excluded Assets, the collateral of Oxford and the Guarantors for the ABL Obligations and the Notes and any Permitted Additional Pari Passu Obligations will at all times be the same.

•	Prohibition on Contesting Liens and Obligations. No holder of any Note or Permitted Additional Pari Passu Obligations may contest the validity or enforceability of the ABL Liens or the ABL Obligations, and no holder of any ABL Obligations may contest the validity or enforceability of the Note Liens, the Notes or any Permitted Additional Pari Passu Obligations.

•	Exercise of Remedies and Release of Liens. For a period of 270 days (subject to extension for any period during which the ABL Facility Collateral Agent is diligently pursuing remedies against the ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of obligations under the Notes or any Permitted Additional Pari Passu Obligations and (y) the ABL Facility Collateral Agent receiving notice of the relevant default from the Collateral Agent, the ABL Priority Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Collateral Agent and the holders of Notes and Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. For a period of 270 days (subject to extension for any period during which the Collateral Agent is diligently pursuing remedies against the Notes Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of the ABL Obligations and (y) the Collateral Agent receiving notice of the relevant default from the ABL Facility Collateral Agent, the Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent and the holders of ABL Obligations to take limited protective measures and certain actions permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon (x) any disposition of any ABL Priority Collateral in connection with any enforcement action or (y) any disposition of ABL Priority Collateral permitted by the documents governing the ABL Obligations, the Indenture, any agreement governing Permitted Additional Pari Passu Obligations and the Security Documents, in each case, which results in the release of the ABL Lien on such item of ABL Priority Collateral, the Note Lien on such item of ABL Priority Collateral will be automatically released. Upon (x) any disposition of any Notes Priority Collateral in connection with any enforcement action or (y) any disposition of Notes Priority Collateral permitted by the documents governing the ABL Obligations, the Indenture, any agreement governing Permitted Additional Pari Passu Obligations and the Security Documents, in each case, which results in the release of the Note Lien on such item of Notes Priority Collateral, the ABL Lien on such item of Notes Priority Collateral will be automatically released.

•	ABL Facility Collateral Agent’s Access and Use Rights. The Collateral Agent will permit the ABL Facility Collateral Agent to have access to and use of certain items of Notes Priority Collateral (including, without limitation, trademarks) prior to, and for a period of up to 270 days (subject to extension during periods when the ABL Facility Collateral Agent is prohibited by law from exercising such rights) following the foreclosure upon such item of Notes Priority Collateral by the Collateral Agent in order to facilitate the ABL Facility Collateral Agent’s exercise of remedies with respect to the ABL Priority Collateral.

•	Tracing of Collateral and Treatment of Cash. Prior to the issuance of a notice of default by the ABL Facility Collateral Agent or the Collateral Agent or an insolvency or liquidation proceeding, whether any asset was acquired with “proceeds” (within the meaning of the UCC) of ABL Priority Collateral or Notes Priority Collateral will be disregarded for purposes of determining whether such asset constitutes ABL Priority Collateral or Notes Priority Collateral.

•	Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will first be applied to the repayment of all ABL Obligations before being applied to any obligations under the Notes or any Permitted Additional Pari Passu Obligations and (y) Notes Priority Collateral will first be applied to the repayment of all obligations under the Notes and any Permitted Additional Pari Passu Obligations before being applied to any ABL Obligations. If any holder of a Note, Permitted Additional Pari Passu Obligation or ABL Obligation receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent or ABL Priority Collateral Agent, as applicable, for application in accordance with the foregoing.

•	Amendment and Refinancings. The ABL Obligations, the Indenture Obligations and any Permitted Additional Pari Passu Obligations may be amended or refinanced subject to continuing rights and obligations of the holders of such refinancing Indebtedness under the Intercreditor Agreement.

•	Certain Matters in Connection with Liquidation and Insolvency Proceedings.

•	Debtor-in-Possession Financings. In connection with any insolvency or liquidation proceeding of Oxford or any Guarantor, the ABL Facility Collateral Agent may consent to certain debtor-in-possession financings secured by a Lien on the ABL Priority Collateral ranking prior to the Note Lien on such ABL Priority Collateral or to the use of cash collateral constituting proceeds of ABL Priority Collateral without the consent of any holder of Notes or Permitted Additional Pari Passu Obligations, and no holder of a Note or Permitted Additional Pari Passu Obligation shall be entitled to object to such use of cash collateral or debtor-in-possession financing or seek “adequate protection” in connection therewith (other than in the form of a junior lien on any additional items of collateral for the ABL Obligations which are granted in connection with such debtor-in possession financing or use of cash collateral).

•	Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest. No holder of a Note or any Permitted Additional Pari Passu Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral, (y) object to any sale of any ABL Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations or (z) object to any claim of any holder of ABL Obligations to post-petition interest to the extent of its ABL Lien on the ABL Priority Collateral. No holder of any ABL Obligation may (x) seek relief from the automatic stay with respect to any Notes Priority Collateral, (y) object to any sale of any Notes Priority Collateral or any motion seeking relief from the automatic stay with respect to the Notes Priority Collateral in any insolvency or liquidation proceeding, in each case, which is supported by the holders of the Notes and Permitted Additional Pari Passu Obligations or (z) object to any claim of any holder of Notes or Permitted Additional Pari Passu Obligations to post-petition interest to the extent of its Note Lien on the Notes Priority Collateral.

•	Adequate Protection. No holder of a Note or any Permitted Additional Pari Passu Obligations may (i) except as expressly provided above, seek adequate protection on account of its Note Lien on the ABL Priority Collateral other than in the form of junior priority liens or (ii) object to any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral. No holder of any ABL Obligation may (i) seek adequate protection on account of its ABL Lien on the Notes Priority Collateral other than in the form of junior priority liens or (ii) object to any request by the holders of Notes or Permitted Additional Pari Passu Obligations for adequate protection on account of the ABL Priority Collateral.

•	Plans of Reorganization. Neither the ABL Facility Collateral Agent, the Collateral Agent nor any holder of any ABL Obligations, Notes or Permitted Additional Pari Passu Obligations may support any plan of reorganization in any insolvency or liquidation proceeding which contravenes the intercreditor provisions described above (unless consented to by the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of the Liens entitled to the benefit of such contravened intercreditor provisions).

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except as noted below with respect to Trust Monies or to the extent otherwise provided in the Credit Agreement or other documentation governing the ABL Obligations, Oxford will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral.  The Indenture and the Security Documents provide that the Note Liens will automatically and without the need for any further action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon:

(a) satisfaction and discharge of the Indenture as set forth below under “— Satisfaction and Discharge”; or

(b) a legal defeasance or covenant defeasance of the Indenture as described below under “— Defeasance or Covenant Defeasance of Indenture”;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by Oxford or any Guarantor (other than to Oxford or another Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to paragraph (b) of “— Certain Covenants — Additional Guarantees,” concurrently with the release of such Guarantee;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each holder of the Notes;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding; and

(6) in part, in accordance with the applicable provisions of the Security Documents and as described above with respect to the Intercreditor Agreement.

Use of Trust Monies.  All Trust Monies shall be held by (or held in an account subject to the control of) the Collateral Agent as a part of the Notes Priority Collateral securing the Notes and any Additional Pari Passu Obligations and ABL Obligations, may, subject to certain conditions set forth in the Indenture, at the written direction of Oxford be applied by the Collateral Agent from time to time in accordance with the covenant described below under “— Limitation on Sale of Assets,” as applicable, or to the payment of the principal of, premium, if any, and interest on any Notes and any Additional Pari Passu Obligations at maturity or upon redemption or retirement, or to the purchase of Notes and any Additional Pari Passu Obligations upon tender or in the open market or otherwise, in each case in compliance with the Indenture or to any reinvestment permitted by the Indenture or as otherwise required by the Intercreditor Agreement.

Certain Bankruptcy Limitations.  The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Oxford or the Guarantors prior to the Trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Notes and any other Permitted Additional Pari Passu Obligations, the holders of the Notes and such other Permitted Additional Pari Passu Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if Oxford or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

At any time prior to July 15, 2012, Oxford may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

•	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, and

•	as determined by an Independent Investment Banker, the sum of the present values of 105.688% of the principal of the Notes being redeemed plus scheduled payments of interest (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to July 15, 2012 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, to the date of redemption.

For purposes of calculating the redemption price, the following terms have the meanings set forth below:

“Adjusted Treasury Rate” means the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date, calculated in accordance with standard market practice.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on July 15, 2012).

“Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers that Oxford appoints.

“Reference Treasury Dealer” means each of Banc of America Securities LLC (and its successors) and any other nationally recognized investment banking firm specified from time to time by Oxford that is a primary U.S. government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

On or after July 15, 2012, Oxford may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning July 15 of the years indicated below:

Redemption
Year	Price

2012	105.688%
2013	102.844%
2014 and thereafter	100.000%

In addition, at any time prior to July 15, 2012, Oxford, at its option, may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 111.375% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the initial aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption and Oxford must complete such redemption within 90 days of the closing of the Equity Offering.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000 and no Note with a principal amount of less than $2,000 will be redeemed in part.

In addition to Oxford’s rights to redeem the Notes as set forth above, Oxford may purchase Notes in open-market transactions, tender offers or otherwise.

Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Purchase of Notes Upon a Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Oxford to purchase all or any part (in integral multiples of $1,000 except that no partial redemption will be permitted that would result in a Note having a remaining principal amount of less than $2,000) of such holder’s Notes pursuant to a Change of Control offer. In the Change of Control offer, Oxford will offer to purchase all of the Notes, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Within 30 days of any Change of Control or, at Oxford’s option, prior to such Change of Control but after it is publicly announced, Oxford must notify the Trustee and give written notice of the Change of

Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•	the purchase price and the purchase date which shall be fixed by Oxford on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

•	that any Note not tendered will continue to accrue interest;

•	that, unless Oxford defaults in the payment of the Change of Control purchase price, any Notes accepted for payment pursuant to the Change of Control offer shall cease to accrue interest after the Change of Control purchase date; and

•	other procedures that a holder of Notes must follow to accept a Change of Control offer or to withdraw acceptance of the Change of Control offer.

If a Change of Control offer is made, Oxford may not have available funds sufficient to pay the Change of Control purchase price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control offer. The failure of Oxford to make or consummate the Change of Control offer or pay the Change of Control purchase price when due will give the Trustee and the holders of the Notes the rights described under “— Events of Default.”

In addition to the obligations of Oxford under the Indenture with respect to the Notes in the event of a Change of Control, Oxford’s Credit Agreement also contains an event of default upon a Change of Control as defined therein. Upon such a default, the lenders under the Credit Agreement could elect to declare any amounts outstanding under the Credit Agreement immediately due and payable.

The definition of Change of Control includes the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Oxford and its subsidiaries. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and Oxford elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require Oxford to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring Oxford in a transaction which constitutes a Change of Control.

The provisions of the Indenture may not afford holders of the Notes the right to require Oxford to repurchase the Notes in the event of a highly leveraged transaction or certain reorganization, restructuring, merger or other similar transactions (including, in certain circumstances, an acquisition of Oxford by management or its affiliates) involving Oxford that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control.

Oxford will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

Oxford will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control offer made by Oxford and purchases all Notes validly tendered and not withdrawn under such Change of Control offer.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness

(a) Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by Oxford or any Guarantor or constitutes Acquired Indebtedness of Oxford or a Restricted Subsidiary and, in each case, Oxford’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which consolidated financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.0.

(b) Notwithstanding the foregoing, Oxford and the Restricted Subsidiaries may incur the following (collectively, the “Permitted Indebtedness”):

(1) Indebtedness of Oxford and the Guarantors under any Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of:

(a) $275.0 million, less, without duplication, (i) any permanent repayment thereof or permanent reduction in commitments thereunder from the proceeds of one or more asset sales which are used to repay a Credit Facility pursuant to clause (b)(i) of “— Limitation on Sale of Assets” and (ii) the amount of Indebtedness outstanding at the date of determination pursuant to clause (9) below; or

(b) (i) 85% of accounts receivable of Oxford and its Restricted Subsidiaries (excluding any Receivables and Related Assets sold, conveyed or otherwise transferred to a Securitization Entity in connection with a Qualified Securitization Transaction) as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available, plus (ii) 60% of inventory of Oxford and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available;

(2) Indebtedness pursuant to (A) the old notes (excluding any Additional Notes) and any Guarantee of the old notes, and (B) any new notes issued in exchange for the old notes pursuant to the Registration Rights Agreement and any Guarantee of the new notes;

(3) Indebtedness of Oxford or any Restricted Subsidiary outstanding on the Issue Date other than Indebtedness referred to in clause (1), (2) or (11)(y) of this definition of “Permitted Indebtedness”;

(4) Indebtedness of Oxford owing to a Restricted Subsidiary;

•	provided that any Indebtedness of Oxford owing to a Restricted Subsidiary that is not a Guarantor incurred after the Issue Date is unsecured and is subordinated in right of payment to the Notes;

•	provided, further, that any disposition or transfer of any such Indebtedness to a person (other than to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by Oxford or other obligor not permitted by this clause (4);

(5) Indebtedness of a Restricted Subsidiary owing to Oxford or another Restricted Subsidiary; provided that any disposition or transfer of any such Indebtedness to a person (other than a disposition or transfer to Oxford or a Restricted Subsidiary or a person that becomes a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5);

(6) guarantees by Oxford or any Restricted Subsidiary of Indebtedness of Oxford or any of its Restricted Subsidiaries (other than guarantees by Oxford or any Guarantor of Acquired Indebtedness incurred in reliance on paragraph (a) of this Section of any Person that does not become a Guarantor that is acquired by Oxford or any Restricted Subsidiary other than guarantees of such Acquired Indebtedness by any other Person so acquired in connection therewith) which Indebtedness is permitted to be incurred under the Indenture;

(7) Indebtedness of Oxford or any Restricted Subsidiary pursuant to any:

(a) Interest Rate Agreements,

(b) Currency Hedging Agreements and

(c) Commodity Price Protection Agreements;

(8) Indebtedness of Oxford or any Restricted Subsidiary represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness in connection with the acquisition or development of real or personal, movable or immovable, property, in each case incurred or assumed for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of Oxford or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20 million outstanding at any one time;

(9) Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Indebtedness with respect to Oxford and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Indebtedness ceases to constitute such Non-recourse Indebtedness, such Indebtedness will be deemed, in each case, to be incurred at such time;

(10) Indebtedness of Oxford or any of its Restricted Subsidiaries in connection with surety, performance, appeal or similar bonds, completion guarantees or similar instruments entered into in the ordinary course of business or from letters of credit or other obligations in respect of self-insurance and workers’ compensation obligations or similar arrangements; provided that, in each case contemplated by this clause (10), upon the drawing of such instrument, such obligations are reimbursed within 30 days following such drawing;

(11) (x) Indebtedness of Foreign Subsidiaries (including Foreign Subsidiaries formed under the laws of the United Kingdom) in an aggregate principal amount of up to $10 million outstanding at any one time and (y) in addition to Indebtedness permitted by the foregoing subclause (x), Indebtedness of Foreign Subsidiaries formed under the laws of the United Kingdom in the aggregate principal amount of up to £12 million outstanding at any one time;

(12) Indebtedness of Oxford or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts such amount need not be inadvertent) drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished within three business days of receipt by Oxford or any Restricted Subsidiary of notice of such insufficient funds;

(13) Indebtedness of Oxford or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Indenture as described below under “— Defeasance or Covenant Defeasance of Indenture” or to a satisfaction and discharge of the Indenture as described below under “— Satisfaction and Discharge”;

(14) Indebtedness of Oxford or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of Oxford or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or properties;

(15) any renewals, extensions, substitutions, refundings, refinancing or replacements (collectively, a “refinancing”) of any Indebtedness incurred pursuant to paragraph (a) of this section and clauses (2) and (3) of this definition of “Permitted Indebtedness,” including any successive refinancing so long as Indebtedness of Oxford or a Guarantor may only be refinanced with Indebtedness of Oxford or a Guarantor and the aggregate principal amount of Indebtedness refinanced is not increased by such refinancing except by an amount equal to the lesser of (a) the stated amount of any premium or other payment contractually required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Oxford incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

(16) Permitted Additional Pari Passu Obligations in an amount not to exceed $50 million; and

(17) Indebtedness of Oxford or any Restricted Subsidiary in addition to that described in clauses (1) through (16) above, and any refinancing of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $20 million outstanding at any one time.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant:

•	In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to clause (a) of this covenant, Oxford will be permitted to classify such item of Indebtedness on the date of its incurrence, or subject to the following bullet, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

•	Indebtedness under the Credit Agreement which is in existence or available on or prior to the Issue Date, and any renewals, extensions, substitutions, refundings, refinancing or replacements thereof, will be deemed to have been incurred on such date under clause (1) of the definition of “Permitted Indebtedness” above, and Oxford will not be permitted to reclassify any portion of such Indebtedness thereafter;

•	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

•	Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Redeemable Capital Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Consolidated Fixed Charge Coverage Ratio of Oxford;

•	With respect to any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred;

•	The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted; and

•	The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Limitation on Restricted Payments

(a) Oxford will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly (each a “Restricted Payment”):

(i) declare or pay any dividend on, or make any distribution to holders of, any shares of Oxford’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, shares of Oxford’s Capital Stock or any Capital Stock of any Subsidiary of Oxford (other than Capital Stock of any Restricted Subsidiary of Oxford);

(iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (4) or (5) of the definition of “Permitted Indebtedness” or (y) the purchase, repurchase or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition);

(iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any person (other than (a) dividends or distributions payable solely in shares of Capital Stock of such Restricted Subsidiary or in options, warrants or other rights to acquire shares of such Capital Stock, (b) to Oxford or any of its Restricted Subsidiaries or (c) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(v) make any Investment (other than any Permitted Investments)

(the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred), unless

(1) at the time of and after giving effect to such proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(2) at the time of and after giving effect to such Restricted Payment, Oxford could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under paragraph (a) of “— Limitation on Indebtedness”; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (other than Permitted Payments described in clauses (2) through (9) of clause (b) below) declared (with respect to dividends) or made after March 1, 2003 and all Designation Amounts does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of Oxford accrued on a cumulative basis during the period beginning on March 1, 2003 and ending on the last day of Oxford’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) 100% of the aggregate Net Cash Proceeds received after March 1, 2003 by Oxford either (1) as capital contributions in the form of nonredeemable equity to Oxford or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of Oxford or any options, warrants or rights to purchase such Qualified Capital Stock of Oxford, plus 100% of the Fair Market Value as of the date of issuance of any Qualified Capital Stock issued by Oxford since March 1, 2003 as consideration for the purchase by Oxford or any of its Restricted Subsidiaries (including by means of a merger, consolidation or other business combination permitted under the Indenture) of any assets or properties of, or a majority of the Voting Stock of, any person whose primary business is, a Permitted Business (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from Oxford or any Subsidiary until and to the extent such borrowing is repaid);

(C) 100% of the aggregate Net Cash Proceeds received after March 1, 2003 by Oxford (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of Oxford (excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from Oxford or any Subsidiary until and to the extent such borrowing is repaid);

(D) 100% of the aggregate Net Cash Proceeds received after March 1, 2003 by Oxford from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of Oxford or its Restricted Subsidiaries into or for Qualified Capital Stock of Oxford plus, to the extent such debt securities or Redeemable Capital Stock so converted or exchanged were issued after March 1, 2003, the aggregate of Net Cash Proceeds from their original issuance (excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from Oxford or any Subsidiary until and to the extent such borrowing is repaid);

(E) (a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and (b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of Oxford’s interest in such Subsidiary as of the date of such designation, provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary;

(F) any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by Oxford or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists; and

(G) $5 million.

As of May 2, 2009, the amount available for Restricted Payments pursuant to clauses (A) through (F) would have been approximately $95 million.

(b) The foregoing provisions shall not prohibit the following Restricted Payments (each a “Permitted Payment”):

(1) (x) the payment of any dividend or redemption of any Capital Stock within 60 days after the date of declaration thereof or call for redemption, if at such date of declaration or call for redemption such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration, and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant) (it being understood that any Restricted Payment made in reliance on this clause (1)(x) shall reduce the amount available for Restricted Payments pursuant to clause (a)(3) above only once) and (y) the declaration and payment of dividends on Oxford’s common stock in an amount not to exceed $6.5 million during any twelve month period;

(2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of Oxford in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, Qualified Capital Stock of Oxford; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

(3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of Oxford, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

(4) the repurchase, redemption, defeasance, retirement, or acquisition for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent issuance of new Subordinated Indebtedness of Oxford, provided that any such new Subordinated Indebtedness

(a) shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of premium or other payment reasonably determined as necessary to refinance the Indebtedness, plus the amount of expenses of Oxford incurred in connection with such refinancing;

(b) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Subordinated Indebtedness being refinanced;

(c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Subordinated Indebtedness being refinanced; and

(d) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5) the repurchase of Capital Stock deemed to occur upon (a) exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options and (b) the withholding of a portion of the Capital Stock granted or awarded to an employee to pay taxes associated therewith;

(6) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of Oxford;

(7) the repurchase, redemption, or other acquisition or retirement for value of Redeemable Capital Stock of Oxford made by exchange for, or out of the proceeds of the sale of, Redeemable Capital Stock;

(8) so long as no default or event of default exists or would occur, the repurchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of Oxford from employees, former employees, directors or former directors of Oxford or any Restricted Subsidiary or their authorized representatives upon the death, disability or termination of employment of such employees, former employees, directors or former directors, in an amount of up to $3 million in the aggregate during any fiscal year of Oxford (with unused amounts from any fiscal year available in any of the next two succeeding years); and

(9) so long as no default or event of default exists or would occur, payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets, that complies with the covenant described under “— Consolidation, Merger, Sale of Assets.”

For clarity purposes, all payments made pursuant to clauses (2) through (9) of this paragraph (b) shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) of this covenant.

Limitation on Transactions with Affiliates

Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of Oxford (other than Oxford or a Restricted Subsidiary, including any person that becomes a Restricted Subsidiary as a result of such transaction) unless:

(1) such transaction or series of related transactions is on terms that are no less favorable to Oxford or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party,

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $2.5 million, Oxford delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, either

(a) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of Oxford, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(b) Oxford delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert stating that the transaction or series of related transactions is fair to Oxford or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i) directors’ fees, consulting fees, employee salaries, bonuses or employment agreements, incentive arrangements, compensation or employee benefit arrangements with any officer, director or employee of Oxford or a Subsidiary of Oxford, including under any stock option or stock incentive plans, customary indemnification arrangements with officers, directors or employees of Oxford or a Subsidiary of Oxford, in each case entered into in the ordinary course of business;

(ii) any Restricted Payments or Permitted Payments made in compliance with the “— Limitation on Restricted Payments” covenant above;

(iii) any Qualified Securitization Transaction;

(iv) any issuance or sale of Qualified Capital Stock of Oxford to Affiliates;

(v) transactions among Oxford and/or any Restricted Subsidiary and/or any Related Business Entity;

(vi) loans or advances to employees or consultants of Oxford in the ordinary course of business for bona fide business purposes of Oxford and its Restricted Subsidiaries (including travel, entertainment and moving expenses) made in compliance with applicable law; and

(vii) any transactions undertaken pursuant to any agreements in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable in any material respect to the holders of the Notes than those in effect on the Issue Date.

Limitation on Liens

Oxford will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its properties to secure Indebtedness of Oxford or any of its Restricted Subsidiaries other than Permitted Liens. Additionally, Oxford will not, and will not permit any Guarantor, to grant or suffer to exist any Lien (other than pursuant to clause (a), (d), (j) or (p) of the definition of “Permitted Liens”) on any real property of Oxford or any Guarantor owned in fee simple on the Issue Date for purposes of securing any Indebtedness for money borrowed unless Oxford shall have granted a first-priority Lien on such fee owned real property to the Collateral Agent for the benefit of the holders of Notes and the holders of Permitted Additional Pari Passu Obligations.

Limitation on Sale of Assets

(a) Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash, Cash Equivalents or Replacement Assets, (2) Oxford or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale, (3) if such Asset Sale involves the disposition of Collateral, Oxford or such Restricted Subsidiary has complied with the provisions of the Indenture and the Security Documents, and (4) if such Asset Sale involves the disposition of Notes Priority Collateral or, after the Discharge of ABL Obligations, the disposition of ABL Priority Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account pending application in accordance with the provisions described below, and, if any property other than cash or Cash Equivalents is included in such Net Cash Proceeds, such property shall be made subject to the Note Liens.

For purposes of Section (a)(1) of this covenant, the following will be deemed to be cash:

(A) the amount of any liabilities (other than Subordinated Indebtedness) of Oxford or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which Oxford and the Restricted Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities);

(B) the amount of any notes, securities or other similar obligations received by Oxford or any Restricted Subsidiary from such transferee that is converted, sold or exchanged within 90 days of the related Asset Sale by Oxford or the Restricted Subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange; and

(C) the amount of any Designated Non-cash Consideration received by Oxford or any of its Restricted Subsidiaries in the Asset Sale; provided that the aggregate of such Designated Non-cash Consideration received in connection with Asset Sales (and still held) shall not exceed $5 million at any one time (with the Fair Market Value in each case being measured at the time received and without giving effect to subsequent changes in value).

(b) All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by Oxford or a Restricted Subsidiary, to the extent Oxford or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Credit Agreement or any Credit Facility):

(i) to the extent such Net Cash Proceeds constitute proceeds from the sale of Collateral (other than Tommy Bahama Collateral) or assets that are not Collateral, to repay permanently any Indebtedness under the Credit Agreement or any other Credit Facility or Indebtedness of any non-Guarantor with respect to the proceeds from the sale of assets of any non-Guarantor then outstanding as required by the terms thereof (and in the case of any such Indebtedness under the Credit Agreement or any other Credit Facility, effect a permanent reduction in the availability under the Credit Agreement or any other Credit Facility);

(ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business (or in the case of an Asset Sale of ABL Priority Collateral or Notes Priority Collateral other than Tommy Bahama Collateral, to acquire additional Collateral); provided that to the extent such Net Cash Proceeds are received in respect of Tommy Bahama Collateral, such Net Cash Proceeds are applied to acquire assets that constitute Notes Priority Collateral;

(iii) to make a capital expenditure; provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, such expenditures shall relate to Collateral (and to the extent such Net Cash Proceeds are received in respect of Tommy Bahama Collateral, such expenditures shall relate to Notes Priority Collateral); or

(iv) to invest the Net Cash Proceeds (or enter into a legally binding agreement to invest) in Replacement Assets; provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, such Replacement Assets constitute Collateral (and to the extent such Net Cash Proceeds are received in respect of Tommy Bahama Collateral, such Collateral shall be Notes Priority Collateral).

Pending the final application of any such Net Cash Proceeds (other than Trust Monies), Oxford may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, Oxford shall, within 90 days of such termination or within 365 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clauses (i) through (iv) above (without regard to the first parenthetical contained in clause (iv)). The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i) through (iv) within 365 days of the Asset Sale constitutes “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $15.0 million, within thirty days thereof, Oxford will make an offer (an “Offer”) to all holders of Notes and (x) in the case of Net Cash Proceeds from an Asset Sale of Notes Priority Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to asset sales or (y) in the case of any other Net Cash Proceeds, to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to assets sales, in each case, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount of the Notes (and 100% of the principal amount or, if different, the accreted value of any Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture. If the aggregate principal of the Notes and principal amount or, if different, accreted value of other Permitted Additional Pari Passu Obligations (in the case of Net Cash Proceeds from Notes Priority Collateral) or Notes and other Pari Passu Indebtedness (in the case of any other Net Cash Proceeds) tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and other Permitted Additional Pari Passu Obligations or other Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis. Upon completion of each Offer, the amount of Excess Proceeds will be reset at zero.

(c) The Indenture provides that Oxford will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

Additional Guarantees

(a) Oxford will cause any Restricted Subsidiary formed or acquired after the Issue Date (other than a Foreign Subsidiary, a Securitization Subsidiary or an Excluded Subsidiary) to execute and deliver a supplemental indenture to the Indenture providing for a Guarantee of the Notes and supplements to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Restricted Subsidiary.

(b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon:

(1) such Subsidiary ceasing to constitute a Restricted Subsidiary in a transaction that complies with the Indenture (whether upon a sale, exchange, transfer or disposition of Capital Stock in such Restricted Subsidiary (including by way of merger or consolidation), or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary), or

(2) the merger or dissolution of a Guarantor into Oxford or another Guarantor or the transfer or sale of all or substantially all of the assets of a Guarantor to Oxford or another Guarantor.

Limitation on Subsidiary Preferred Stock

(a) Oxford will not permit any Restricted Subsidiary of Oxford to issue, sell or transfer any Preferred Stock of such Restricted Subsidiary, except for (1) Preferred Stock issued or sold to, held by or transferred to Oxford or a Restricted Subsidiary, and (2) Preferred Stock issued by a person prior to the time (A) such person becomes a Restricted Subsidiary, (B) such person consolidates or merges with or into Oxford or a Restricted Subsidiary or (C) a Restricted Subsidiary consolidates or merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition by a third party of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

(b) Oxford will not permit any person (other than Oxford or a Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from Oxford or any Restricted Subsidiary, except upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

(a) Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock,

(2) pay any Indebtedness owed to Oxford or any other Restricted Subsidiary,

(3) make any Investment in Oxford or any other Restricted Subsidiary or

(4) transfer any of its properties or assets to Oxford or any other Restricted Subsidiary.

(b) However, paragraph (a) will not prohibit any:

(1) encumbrance or restriction pursuant to an agreement or instrument (including the Credit Agreement, the Notes, the Indenture, the Guarantees and the Security Documents) in effect on the Issue Date (or in respect of the Credit Agreement on the date of the Credit Agreement);

(2) encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Oxford on the Issue Date, in existence at the time such person becomes a Restricted Subsidiary of Oxford and not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to Oxford or any Restricted Subsidiary or the properties or assets of Oxford or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(3) encumbrance or restriction pursuant to any agreement governing any Indebtedness represented by Capital Lease Obligations or Purchase Money Obligations permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Indebtedness”;

(4) encumbrance or restriction contained in any Acquired Indebtedness or other agreement of any person or related to assets acquired (whether by merger, consolidation or otherwise) by Oxford or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

(5) encumbrance or restriction existing under applicable law or any requirement of any regulatory body;

(6) in the case of clause (4) of paragraph (a) above, Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(7) customary non-assignment provisions in leases, licenses or contracts;

(8) customary restrictions contained in (A) asset sale agreements permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Sale of Assets” that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business in connection with a joint venture arrangement which is permitted pursuant to clause (7) of the definition of Permitted Investment; provided, however, that such restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership or joint venture;

(10) restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under clause (11) of the definition of Permitted Indebtedness, so long as such restrictions or encumbrances are customary for Indebtedness of the type incurred;

(11) encumbrance or restriction with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger of such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar receivables in connection with the Financing thereof;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) encumbrance or restriction under any agreement that amends, extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (12), or in this clause (13), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Limitation on Unrestricted Subsidiaries

Oxford may designate after the Issue Date any Subsidiary as an “Unrestricted Subsidiary” under the Indenture only if:

(a) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(b) Oxford would be permitted to make an Investment (other than a Permitted Investment) at the time of designation (assuming the effectiveness of such designation) pursuant to paragraph (a) of “Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the Fair Market Value of Oxford’s and its Restricted Subsidiaries’ Investments in such Subsidiary (including any guarantee of the obligations of such Unrestricted Subsidiary but excluding any amounts attributable to Investments made prior to the Issue Date);

(c) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of Oxford which is not simultaneously being designated an Unrestricted Subsidiary;

(d) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

(e) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with Oxford or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Oxford or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Oxford or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary from and after the date of designation shall be deemed a Restricted Payment.

In the event of any such designation, Oxford shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “— Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

For purposes of the foregoing, the designation of a Subsidiary of Oxford as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any person that becomes a Subsidiary of Oxford will be classified as a Restricted Subsidiary.

Oxford may revoke any designation of a Subsidiary as an Unrestricted Subsidiary if:

(a) no Default shall have occurred and be continuing at the time of and after giving effect to such revocation;

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), (x) if prior to such revocation Oxford could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness,” immediately after giving effect to such proposed revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the revocation, Oxford could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness” or (y) if prior to such revocation Oxford could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness,” Oxford’s Consolidated Fixed Charge Coverage Ratio does not decline as a result of such revocation.

All designations and revocations must be evidenced by a resolution of the board of directors of Oxford delivered to the Trustee certifying compliance with the foregoing provisions.

Provision of Financial Statements

Whether or not Oxford is subject to Section 13(a) or 15(d) of the Exchange Act, Oxford will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which Oxford would have been required to file with the SEC pursuant to Section 13(a) or 15(d) if Oxford were so subject, such documents to be filed with the SEC on or prior to the date (the “Required Filing Date”) by which Oxford would have been required so to file such documents if Oxford were so subject.

Oxford will also in any event within 15 days of each Required Filing Date (a) file with the Trustee copies of the annual reports, quarterly reports and other documents which Oxford filed with the SEC or would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if Oxford were subject to either of such Sections and (b) if filing such reports and documents by Oxford with the SEC is not accepted by the SEC or is not permitted under the Exchange Act, transmit by mail to all holders of the Notes, as their names and addresses appear in the security register, without cost to such holders, copies of such reports and documents.

The Indenture also provides that, so long as any of the Notes remain outstanding, Oxford will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as Oxford has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Additional Covenants

The Indenture also contains covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; and (6) maintenance of properties.

Consolidation, Merger, Sale of Assets

Oxford will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Oxford and its Restricted Subsidiaries on a consolidated basis to any other person or group of persons, unless at the time and after giving effect thereto

(1) either (a) Oxford will be the continuing corporation or (b) the person formed by or surviving such consolidation or merger or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of Oxford and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) (i) shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, (ii) shall expressly assume by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of Oxford under the Notes and the Indenture and the Registration Rights Agreement, as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations) and (iii) shall expressly assume the due and punctual performance of the covenants and obligations of Oxford under the Security Documents;

(2) after giving effect to such transaction, no Default or Event of Default exists;

(3) after giving effect to such transaction, Oxford (or the Surviving Entity if Oxford is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of “— Certain Covenants — Limitation on Indebtedness”;

(4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the Indenture and the Notes;

(5) at the time of the transaction, Oxford or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with;

(6) Oxford or the Surviving Entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to Oxford or the Surviving Entity; and

(7) the Collateral owned by or transferred to Oxford or the Surviving Entity, as applicable, shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.

Notwithstanding the foregoing clause (3), (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary and (2) Oxford may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing Oxford’s jurisdiction of organization to another state of the United States, provided that the surviving entity assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, Oxford’s obligation under the Indenture and the Registration Rights Agreement.

Each Guarantor will not, and Oxford will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person (other than Oxford or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of persons (other than Oxford or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other person or group of persons (other than Oxford or any Guarantor), unless at the time and after giving effect thereto:

(1) either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor or (b) the person formed by or surviving such consolidation or merger or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person (i) expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect; (ii) shall expressly assume the due and punctual performance of the covenants and obligations of the applicable Guarantor under the Security Documents;

(2) after giving effect to such transaction, no Default or Event of Default exists;

(3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with;

(4) the Guarantor or the Surviving Guarantor Entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Guarantor or the Surviving Guarantor Entity;

(5) the Collateral owned by or transferred to the Guarantor or the Surviving Guarantor Entity, as applicable, shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and

(6) the property and assets of the person which is merged or consolidated with or into the Guarantor or the Surviving Guarantor Entity, as applicable, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Guarantor or the Surviving Guarantor Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture;

provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with paragraph (b) under the provisions of “Certain Covenants — Additional Guarantees.”

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which Oxford or any Guarantor, as the case may be, is not the continuing corporation, the successor person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Oxford or such Guarantor, as the case may be, and Oxford or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be, the Registration Rights Agreement and the Security Documents.

An assumption by any person of Oxford’s obligations under the Notes, the Indenture and the Security Documents or of a Guarantor’s obligations under its Guarantee of the Notes, the Indenture and the Security Documents might be deemed for United States federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

An Event of Default will occur under the Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional redemption, required repurchase or otherwise);

(3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of Oxford or any Guarantor under the Indenture, any Guarantee or any Security Document (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) above or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days with respect to defaults or breaches of the items set forth under “— Certain Covenants,” and 60 days in all other cases, in each case after written notice has been given, by certified mail, (1) to Oxford by the Trustee or (2) to Oxford and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in “— Consolidation, Merger, Sale of Assets”; (c) Oxford shall have failed to make or consummate an Offer in accordance with the provisions of “— Certain Covenants — Limitation on Sale of Assets”; or (d) Oxford shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “— Purchase of Notes Upon a Change of Control”;

(4) (a) any default in the payment of the principal or premium, if any, on any Indebtedness when due under any of the agreements, indentures or instruments under which Oxford, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $15 million (“Material Indebtedness”) and such default shall have continued after giving effect to any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (4) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(5) any Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for Oxford) would constitute a Significant Subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or Oxford not to be, in full force and effect and enforceable in accordance with its terms, except to the extent permitted by the Indenture and any such Guarantee;

(6) one or more final, non-appealable judgments or orders of any court or regulatory or administrative agency for the payment of money in excess of $15 million (net of any amounts to the extent that they are covered by insurance), either individually or in the aggregate, shall be rendered against Oxford, any Guarantor or any Subsidiary which has not been discharged, fully bonded or stayed for a period of 60 consecutive days;

(7) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Oxford or any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for Oxford and its Restricted Subsidiaries) would constitute a Significant Subsidiary; or

(8) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, (x) default by Oxford or any Subsidiary in the performance of the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, (y) the repudiation or disaffirmation by Oxford or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Oxford or any Guarantor party thereto for any reason with respect to a material portion of the Collateral and, in the case of any event described in subclause (x) through (z), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after Oxford receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied.

If an Event of Default (other than as specified in clause (7) of the prior paragraph with respect to Oxford) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to Oxford (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) of the prior paragraph with respect to Oxford occurs and is continuing, then all the Notes shall automatically become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to Oxford and the Trustee, may rescind and annul such declaration and its consequences if:

(a) Oxford has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless (a) such holder has previously given notice to the Trustee of a continuing Event of Default; (b) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture and the Notes; (c) such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (d) the Trustee has failed to institute such proceeding within 15 days after receipt of such notice; and (e) the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

Oxford is required to notify the Trustee within five business days of the date it becomes aware of the occurrence of any Default. Oxford is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of Oxford or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, member or stockholder of Oxford or any Guarantor, as such, will have any liability for any obligations of Oxford or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases Oxford and each Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

Oxford may, at its option and at any time, elect to have the obligations of Oxford, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that Oxford, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

(1) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(2) Oxford’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and

(4) the defeasance provisions of the Indenture. In addition, Oxford may, at its option and at any time, elect to have the obligations of Oxford and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(a) Oxford must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or, to the extent Oxford has previously provided a notice of redemption with respect to the outstanding Notes, on the applicable redemption date;

(b) in the case of defeasance, Oxford shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) Oxford has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c) in the case of covenant defeasance, Oxford shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (7) under the first paragraph under “— Events of Default” is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which Oxford or any Restricted Subsidiary is a party or by which it is bound;

(f) Oxford will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (assuming no holder of the Notes would be considered an insider of Oxford or any Guarantor under any applicable bankruptcy or insolvency law and assuming no intervening bankruptcy or insolvency of Oxford or any Guarantor between the date of deposit and the 91st day following the deposit) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) no event or condition shall exist that would prevent Oxford from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(h) Oxford will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when

(a) either

(1) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by Oxford and thereafter repaid to Oxford or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

(2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Oxford;

(b) Oxford or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c) after giving effect thereto, no default or event of default shall have occurred and be continuing under any Indebtedness of Oxford or any Restricted Subsidiary on the date of such deposit;

(d) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which Oxford or any Restricted Subsidiary is a party or by which Oxford or any Restricted Subsidiary is bound;

(e) Oxford or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by Oxford; and

(f) Oxford has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Modifications and Amendments

Modifications and amendments of any of the Indenture and/or the Security Documents may be made by Oxford, each Guarantor party thereto, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2) amend, change or modify the obligation of Oxford to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “— Purchase of Notes Upon a Change of Control,” including amending, changing or modifying any definitions related thereto;

(3) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(5) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of Oxford or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee;

(6) release any Guarantee except in compliance with the terms of the Indenture; or

(7) release all or substantially all of the Collateral other than in accordance with the Indenture.

Notwithstanding the foregoing, without the consent of any holders of the Notes, Oxford, any Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture and the Security Documents:

(1) to evidence the succession of another person to Oxford or a Guarantor, and the assumption by any such successor of the covenants of Oxford or such Guarantor in the Indenture, the Notes, any Guarantee and the Security Documents in accordance with “— Consolidation, Merger, Sale of Assets”;

(2) to add to the covenants of Oxford, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon Oxford or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, the Notes, any Guarantee or any Security Document;

(3) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes, any Guarantee or any Security Document which may be defective or inconsistent with any other provision in the Indenture, the Notes, any Guarantee or any Security Document or make any other provisions with respect to matters or questions arising under the Indenture, the Notes, any Guarantee or any Security Document; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes in any material respect;

(4) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5) to add to the Collateral securing the Notes or to add a Guarantor under the Indenture;

(6) to evidence and provide the acceptance of the appointment of a successor Trustee or Collateral Agent under the Indenture and the Security Documents;

(7) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of the holders of the Notes as additional security for the payment and performance of Oxford’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(8) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by any of the Security Documents, the Intercreditor Agreement or the Indenture;

(9) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement; or

(10) in the sole discretion of Oxford, to conform any provision of the Indenture to the provisions of the “Description of the Notes” contained in the offering memorandum related to the offering of the old notes to the extent such provision was intended to be a verbatim recital of a provision contained herein.

The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

The Indenture, the Security Agreement, the Intercreditor Agreement, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Oxford, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee with such conflict or resign as Trustee.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien.

Certain Definitions

“ABL Facility Collateral Agent” means Sun Trust, as administrative agent under the Credit Agreement, and its successors and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means (x) the Indebtedness and other obligations which are secured by a Lien on the Collateral permitted by clause (b) of the definition of “Permitted Liens” (or to the extent designated by the Company, clause (q) of the definition of “Permitted Liens”) and (y) obligations in respect of “Bank Products” (as defined in the Intercreditor Agreement) that are permitted to be secured pursuant to the definition of “Permitted Liens.”

“ABL Priority Collateral” is defined in the Intercreditor Agreement and includes all collateral for the ABL Obligations other than Notes Priority Collateral. The collateral for the ABL Obligations that is not Notes Priority Collateral pursuant to the security documents for the ABL Obligations consists principally of the following property of Oxford and the Guarantors whether now owned or hereafter acquired (but excluding certain categories of Excluded Property described under “— Security”):

(a) accounts, other than accounts which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

(b) inventory;

(c) investment property, including (i) the Capital Stock of each Subsidiary of Oxford or any Guarantor (other than Foreign Subsidiaries and Excluded Subsidiaries) and (ii) up to 65% of the Capital Stock of each direct Foreign Subsidiary of Oxford or any Guarantor;

(d) deposit accounts (other than the Collateral Account and Trust Monies);

(e) equipment and fixtures;

(d) intellectual property (other than trademarks and related rights);

(h) general intangibles (other than trademarks and related rights);

(i) money and cash;

(j) commercial tort claims (other than those arising from trademarks and related rights);

(k) books and records;

(j) supporting obligations; and

(l) proceeds of the foregoing.

Terms used above that are defined in the UCC generally have the meanings given such terms by the UCC.

“Acquired Indebtedness” means, with respect to any specified person, Indebtedness of any other person (1) existing at the time such other person is consolidated or merged with or into, or became a Subsidiary of, such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person consolidating or merging with or into, or becoming a Subsidiary of, such specified person, or (2) assumed in connection with the acquisition of assets from such other person, in each case, whether or not such Indebtedness is incurred in connection with, or in contemplation of such acquisition, as the case may be. Notwithstanding the foregoing, Acquired Indebtedness shall not include Indebtedness of such other person that is extinguished, retired or repaid concurrently with such other person becoming a Restricted Subsidiary of, or at the time it is consolidated or merged with or into, such specified person.

“Affiliate” means, with respect to any specified person: (1) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; (2) any other person that owns, directly or indirectly, 10% or more of any class or series of such specified person’s (or any of such person’s direct or indirect parent’s) Capital Stock or any officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin; or (3) any other person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of Oxford or any Restricted Subsidiary; or

(3) any other properties or assets (including any transfer by written contract by Oxford or any Restricted Subsidiary to any other person of any of their rights to receive all or a portion of the proceeds from the sale by the Company or any Restricted Subsidiary of any such asset or properties) of Oxford or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets

(A) that is governed by the provisions described under “— Consolidation, Merger, Sale of Assets,”

(B) that is by Oxford to any Restricted Subsidiary or by any Restricted Subsidiary to Oxford or any Restricted Subsidiary in accordance with the terms of the Indenture; provided that no transfer of Notes Priority Collateral to a Restricted Subsidiary that is not a Guarantor shall be included in the exception created by this clause (B),

(C) that would be within the definition of a “Restricted Payment” under the “Limitation on Restricted Payments” covenant and would be permitted to be made as a Restricted Payment under such covenant,

(D) that is a disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Cash Equivalents in an amount at least equal to 75% of the Fair Market Value thereof,

(E) that are obsolete, damaged or worn out equipment or otherwise unsuitable for use in the ordinary course of business,

(F) that is the disposition of Capital Stock of an Unrestricted Subsidiary,

(G) that is the sale or other disposition of cash or Cash Equivalents,

(H) that is the issuance of Capital Stock by a Restricted Subsidiary to Oxford or to another Restricted Subsidiary (other than a Securitization Entity),

(I) that is the sale, transfer or disposition deemed to occur in connection with creating or granting any Liens pursuant to the provisions described under “— Certain Covenants — Limitation on Liens,”

(J) that is the transfer of assets in connection with the Investment permitted by clause (8) or clause (13) of the definition of Permitted Investment,

(K) the Fair Market Value of which in the aggregate does not exceed $5 million in any transaction or series of related transactions; or

(L) consisting of the licensing of any intellectual property in the ordinary course of business of Oxford and its Restricted Subsidiaries.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the product of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Capital Lease Obligation” of any person means any obligation of such person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” of any person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s capital stock, other equity interests whether outstanding on the Issue Date or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency,

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Oxford) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency,

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition,

(5) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured, and

(6) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5).

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of Oxford;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Oxford (together with any new directors whose election to such board or whose nomination for election by the stockholders of Oxford was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

(3) Oxford consolidates with or merges with or into any person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Restricted Subsidiaries’ assets to any person, or any person consolidates with or merges into or with Oxford, in any such event pursuant to a transaction in which the outstanding Voting Stock of Oxford is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A) the outstanding Voting Stock of Oxford is converted into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by Oxford as a Restricted Payment as described under “— Certain Covenants — Limitation on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under “— Certain Covenants — Limitation on Restricted Payments”) and

(B) immediately after such transaction, no “person” or “group,” is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving corporation; or

(4) Oxford is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger, Sale of Assets.”

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of Oxford will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

“Collateral Account” means the collateral account established pursuant to the Indenture and the Security Documents.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent for the holders of Notes and Permitted Additional Pari Passu Obligations together with its successors in such capacity.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices and which do not increase the amount of Indebtedness or other obligations of Oxford or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder.

“Common Stock” means Oxford’s common stock, $1 par value per share.

“Company” means Oxford Industries, Inc., a corporation incorporated under the laws of Georgia, until a successor person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor person.

“Consolidated EBITDA” means for any period, the sum, without duplication, of Consolidated Net Income (Loss), and (A) in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense and (iii) Consolidated Non-cash Charges for such period, of such person all determined in accordance with GAAP, less (B) (i) all non-cash items increasing or decreasing Consolidated Net Income for such period and (ii) all cash payments during such period relating to Consolidated Non-cash Charges added back to Consolidated Net Income pursuant to clause (A)(iii) or (B)(i) above in any prior period for purposes of calculating Consolidated EBITDA for such prior period; provided that Consolidated EBITDA shall exclude (x) gain or loss on early retirement of Indebtedness and (y) any charges incurred as a result of LIFO adjustments.

“Consolidated Fixed Charge Coverage Ratio” of any person means, for any period of the most recent four fiscal quarters for which consolidated financial statements of Oxford are available (the “Four Quarter Period”), the ratio of

(a) Consolidated EBITDA for such Four Quarter Period to

(b) Consolidated Interest Expense for such Four Quarter Period (but excluding from Consolidated Interest Expense for this purpose (i) the amortization, expensing or write-off of deferred financing fees relating to the incurrence of Indebtedness and (ii) the accretion of original issue discount on the Notes issued on the Issue Date), in the case of each of clauses (a) and (b) after giving pro forma effect to:

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such Four Quarter Period;

(2) the incurrence, repayment or retirement of any other Indebtedness by Oxford and its Restricted Subsidiaries since the first day of such Four Quarter Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such Four Quarter Period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such Four Quarter Period; and

(4) any acquisition or disposition by Oxford and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such Four Quarter Period, and prior to the date of determination, assuming such acquisition or disposition had been consummated on the first day of such Four Quarter Period;

provided that

(1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire Four Quarter Period and (B) which was not outstanding during the Four Quarter Period which bears, at the option of such person, a fixed or floating rate of interest, shall be computed by applying at the option of such person either the fixed or floating rate;

(2) in making such computation, the Consolidated Interest Expense of such person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable Four Quarter Period; and

(3) whenever pro forma effect is to be given to an acquisition or disposition, such pro forma calculation will be determined in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

“Consolidated Income Tax Expense” of any person means, for any period, the provision for federal, state, local and foreign income taxes of such person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any person means, without duplication, for any period, the sum of

(a) the interest expense of such person and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation,

(1) amortization of debt discount,

(2) the net cost (benefit) associated with Interest Rate Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance Financing and

(5) accrued interest, plus

(b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period and

(2) all capitalized interest of such person and its Restricted Subsidiaries plus

(c) the interest expense under any Guaranteed Debt of such person and any Restricted Subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such person or its Restricted Subsidiaries, plus

(d) dividend requirements of Oxford with respect to Redeemable Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of Oxford or such Restricted Subsidiary, as the case may be).

“Consolidated Net Income (Loss)” of any person means, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2) the portion of net income (or loss) of such person and its Restricted Subsidiaries on a consolidated basis allocable to minority interests in unconsolidated persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its consolidated Restricted Subsidiaries,

(3) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(4) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

(5) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter, any agreement, or applicable law, except to the extent of the amount of dividends or other distributions actually paid to Oxford or any Restricted Subsidiary,

(6) any net gain or loss arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such person,

(7) any non-cash goodwill or intangible asset impairment charges resulting from the application of SFAS No. 142,

(8) any non-cash charges incurred relating to the underfunded portion of any pension plan,

(9) any non-cash charges resulting from the application of SFAS No. 123,

(10) all deferred Financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness,

(11) any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

(12) any non-cash impairment charges recorded with respect to long-lived assets in connection with the application of SFAS No. 144 and any non-cash write-downs attributable to joint ventures held by Oxford or any of its Restricted Subsidiaries under APB 19.

“Consolidated Net Tangible Assets” of any person means, for any period, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on Oxford’s most recent consolidated balance sheet and computed in accordance with GAAP.

“Consolidated Non-cash Charges” of any person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of Oxford and its Restricted Subsidiaries that would be required to be reflected on a consolidated balance sheet (excluding the notes thereto) of Oxford as of such date.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt on the date of determination to (b) Consolidated EBITDA of Oxford and its Restricted Subsidiaries for the most recent four fiscal quarter period ending prior to such date for which Oxford has consolidated financial statements available, in each case with such pro forma adjustments to Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated August 15, 2008, as amended, among Oxford and certain of its subsidiaries, as borrowers thereunder, Oxford’s subsidiaries which are guarantors thereof, certain lenders party thereto, and certain agents party thereto, together with the related documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, notes and security documents), as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including increasing the amount available for borrowing thereunder and including refinancing with the same or different lenders or agents or any agreement extending the maturity of, or increasing the commitments to extend, Indebtedness or any commitment to extend such Indebtedness, and any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders).

“Credit Facility” means, one or more credit or debt facilities (including, without limitation, any credit or debt facilities provided under the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders).

“Currency Hedging Agreements” means foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values and that relate to (1) Indebtedness of Oxford or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of Oxford or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value, as set forth in an officer’s certificate, of non-cash consideration received by Oxford or any of its Restricted Subsidiaries in connection with an Asset Sale.

“Designation Amount” has the meaning set forth under “— Certain Covenants — Limitation on Unrestricted Subsidiaries.”

“Discharge of ABL Obligations” has the meaning provided in the Intercreditor Agreement and is generally defined to mean (a) the payment in full in cash of all outstanding ABL Obligations excluding contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of money or backstop letters of credit in respect thereof in compliance with the terms of the Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all commitments to extend credit under the Credit Agreement and related loan documents; provided that in connection with the amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of the Credit Agreement in connection with the incurrence of additional ABL Obligations, the Discharge of ABL Obligations shall be deemed to have not occurred and references to the “Credit Agreement” above shall thereafter refer to the agreement under which such additional ABL Obligations are incurred.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of Oxford who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Equity Offering” means any public offering or private sale for cash of common stock (other than Redeemable Capital Stock) of Oxford (other than public offerings with respect to a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of Oxford).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Subsidiary” shall mean any Person acquired or formed after August 15, 2008 which (i) is a Subsidiary of Oxford, (ii) is not a Wholly Owned Subsidiary of Oxford and (iii) is (or whose parent is) contractually prohibited from becoming a Guarantor or granting a Lien in favor of the Collateral Agent or having its Capital Stock pledged to secure the Indenture Obligations and any Permitted Additional Pari Passu Obligations; provided, however, if such Subsidiary is not contractually prohibited from taking all of the actions described in clause (iii) above, then it shall be deemed an “Excluded Subsidiary” only with respect to the actions which it or its parent is contractually prohibited from taking.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of Oxford acting in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary of Oxford that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement (including, without limitation, Oxford Private Limited of Delaware, Inc.).

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.

“Guarantee” means the guarantee by any Guarantor of Oxford’s Indenture Obligations.

“Guaranteed Debt” of any person means, without duplication, all Indebtedness of any other person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person through an agreement

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any Subsidiary which is a guarantor of the Notes, including any person that is required after the Issue Date to execute a guarantee of the notes pursuant to the “Additional Guarantees” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Indebtedness” means, with respect to any person, without duplication,

(1) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time),

(5) all Capital Lease Obligations of such person,

(6) all Indebtedness referred to in clauses (1) through (5) above of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness,

(7) all Guaranteed Debt of such person,

(8) all Redeemable Capital Stock issued by such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(9) all amounts outstanding and other obligations of such person in respect of a Qualified Securitization Transaction, and

(10) attributable debt with respect to sale and leaseback transactions.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Indenture Obligations” means the obligations of Oxford and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

“Interest Rate Agreements” means interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements or arrangements designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness of Oxford or any Restricted Subsidiary.

“Investment” means, with respect to any person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such person of any Capital Stock, bonds, notes, debentures or other securities issued by any other person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on Oxford’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If Oxford or any Restricted Subsidiary of Oxford sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of Oxford such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of Oxford (other than the sale of all of the outstanding Capital Stock of such Subsidiary), Oxford will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of Oxford’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in “— Certain Covenants — Limitation on Restricted Payments.”

“Issue Date” means the original issue date of the old notes under the Indenture.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale by any person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Oxford or any Restricted Subsidiary) net of

(1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) except in the case of Liens ranking junior to the Liens securing the Notes payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4) in the case of an Asset Sale by a Restricted Subsidiary, distributions and other payments required to be made to minority shareholders, partners or members of such Restricted Subsidiary as a result of such Asset Sale,

(5) amounts required to be paid to any person (other than Oxford or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale,

(6) appropriate amounts to be provided by Oxford or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Oxford or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee; and

(b) with respect to any issuance or sale of Subordinated Indebtedness, Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “— Certain Covenants — Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Oxford or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-recourse Indebtedness” means, with respect to any person, Indebtedness of such person as to which Oxford and any Restricted Subsidiary may not be directly or indirectly liable (by virtue of Oxford or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and which, upon the occurrence of a default with respect to such Indebtedness, does not result in, or permit any holder of any Indebtedness of Oxford or any Restricted Subsidiary to declare, a default on such Indebtedness of Oxford or any Restricted Subsidiary or cause the payment of Indebtedness of Oxford or any Restricted Subsidiary to be accelerated or payable prior to its Stated Maturity.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Indenture Obligations and any Permitted Additional Pari Passu Obligations.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of Oxford that is not contractually subordinated to the Notes.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens; provided that if, after giving effect to the Incurrence thereof the aggregate principal amount of Permitted Additional Pari Passu Obligations issued following the Issue Date would exceed $50 million (excluding any Indebtedness secured by the Note Liens in reliance on clause (q) of the definition of “Permitted Liens”), then immediately after giving effect to the incurrence of such Permitted Additional Pari Passu Obligations, the Consolidated Total Debt Ratio of Oxford and its Restricted Subsidiaries would be less than or equal to 3.25:1.0; provided that (i) the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) Oxford has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means the business conducted by Oxford and its Restricted Subsidiaries on the Issue Date and the business reasonably related, complementary or ancillary thereto, including reasonably related extensions or expansions thereof.

“Permitted Investment” means

(1) Investments in Oxford or any Restricted Subsidiary (other than a Securitization Entity and other than a transfer of Notes Priority Collateral to a Restricted Subsidiary that is not a Guarantor) or any person which, as a result of such Investment, (a) becomes a Restricted Subsidiary (other than a Securitization Entity) or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Oxford or any Restricted Subsidiary (other than a Securitization Entity);

(2) Indebtedness of Oxford or a Restricted Subsidiary described under clauses (3), (4), (5), (6) and (7) of the definition of “Permitted Indebtedness”;

(3) Investments in any of the Notes;

(4) Investments in Cash Equivalents;

(5) Investments acquired by Oxford or any Restricted Subsidiary in connection with an Asset Sale permitted under “— Certain Covenants — Limitation on Sale of Assets” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(6) Investments by Oxford or a Restricted Subsidiary in a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of a retained interest in transferred Receivables and Related Assets;

(7) (x) Investments in existence on the Issue Date and (y) an Investment in any person to the extent such Investment replaces or refinances an Investment covered by clause (x) above or this clause (y) in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the Investment under clause (y) is on terms and conditions no less favorable to Oxford and its Restricted Subsidiaries taken as a whole than the Investment being replaced or refinanced;

(8) Investments in a Related Business Entity in the aggregate amount outstanding at any one time of up to 2.5% of Oxford’s Consolidated Net Tangible Assets;

(9) Investments in a person whose primary business is a Permitted Business acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock of Oxford or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary) or acquired with the net cash proceeds received by Oxford after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Stock of Oxford or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary); provided that such Net Cash Proceeds are used to make such Investment within 30 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments”;

(10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(11) loans or advances to employees of Oxford in the ordinary course of business for bona fide business purposes of Oxford and its Restricted Subsidiaries (including travel, entertainment and moving expenses) made in compliance with applicable law;

(12) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; and

(13) other Investments in the aggregate amount outstanding at any one time of up to $15 million.

In connection with any assets or property contributed or transferred to any person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by Oxford’s Board of Directors) at the time of Investment.

“Permitted Lien” means:

(a) any Lien existing as of the Issue Date on Indebtedness existing on the Issue Date;

(b) any Lien with respect to the Credit Agreement or any other Credit Facility so long as the aggregate principal amount outstanding under the Credit Agreement or any successor Credit Facility does not exceed the principal amount which could be borrowed under clause (1) of the definition of Permitted Indebtedness;

(c) any Lien arising by reason of

(1) any judgment, decree or order of any court, so long as such Lien is promptly adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(2) taxes not yet delinquent or which are being contested in good faith;

(3) security for payment of workers’ compensation or other insurance;

(4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money);

(5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of Oxford or any Subsidiary or the value of such property for the purpose of such business;

(6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or

(7) operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by Oxford or any Subsidiary and which does not extend to any assets other than the assets acquired;

(e) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of Oxford or any Subsidiary;

(f) any Lien securing obligations under Interest Rate Agreements, Commodity Price Protection Agreements and Currency Hedging Agreements;

(g) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with the Indenture (including clause (8) of the definition of Permitted Indebtedness);

(h) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Oxford or any of its Restricted Subsidiaries;

(i) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Oxford in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and

(2) such deposit account is not intended by Oxford or any Restricted Subsidiary to provide collateral to the depository institution;

(j) Liens on property, assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a Restricted Subsidiary; provided further, that any such Lien may not extend to any other property owned by Oxford or any Restricted Subsidiary and assets fixed or appurtenant thereto;

(k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Oxford or another Restricted Subsidiary (other than a Securitization Entity);

(l) Liens securing the Notes and the Guarantees issued on the Issue Date (and any exchange Notes and related Guarantees issued in exchange therefor);

(m) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted by “— Certain Covenants — Limitation on Indebtedness”;

(o) Liens securing Permitted Additional Pari Passu Obligations;

(p) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (m) and this clause (p) so long as no additional collateral is granted as security thereby; and

(q) in addition to the items referred to in clauses (a) through (p) above, Liens of Oxford and its Restricted Subsidiaries on Indebtedness in an aggregate amount which, when taken together with the aggregate amount of all other Liens on Indebtedness incurred pursuant to this clause (q) and then outstanding will not exceed 7.5% of Oxford’s Consolidated Net Tangible Assets at any one time outstanding.

“Preferred Stock” means, with respect to any person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over the Capital Stock of any other class in such person.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of Oxford and any additions and accessions thereto, which are purchased or constructed by Oxford at any time after the Issue Date; provided that

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 360 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

(3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to Oxford of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Qualified Capital Stock” of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Oxford or any Restricted Subsidiary pursuant to which (a) Oxford or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity its interests in Receivables and Related Assets and (b) such Securitization Entity transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction customary in the industry which is used to achieve a transfer of financial assets under GAAP.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Oxford or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable (at the option of the holders thereof), is or upon the happening of an event or passage of time would be, required to be redeemed (at the option of the holders thereof) prior to the Maturity of the Notes (other than upon a change of control of or sale of assets by Oxford in circumstances where the holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to the Maturity of the Notes at the option of the holder thereof.

“Related Business Entity” means

(1) any corporation at least 35% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by Oxford, or

(2) any other person in which Oxford, directly or indirectly, has at least 35% of the outstanding partnership, equity or other similar interests,

which, in the case of (1) or (2) above, conducts its principal business in a Permitted Business.

“Replacement Assets” means properties or assets to replace the properties or assets that were the subject of an Asset Sale or properties and assets that will be used in businesses of Oxford or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets; provided that in the case of a sale of Notes Priority Collateral such replacement properties or assets constitute Collateral (and in the case of a sale of Tommy Bahama Collateral, such properties or assets constitute Notes Priority Collateral).

“Restricted Subsidiary” means any Subsidiary of Oxford that has not been designated by the board of directors of Oxford by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “— Certain Covenants — Limitation on Unrestricted Subsidiaries.”

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary (or another person in which Oxford or any Subsidiary of Oxford makes an Investment and to which Oxford or any Subsidiary of Oxford transfers Receivables and Related Assets) that, in the case of a Wholly Owned Restricted Subsidiary, engages in no activities other than in connection with the Financing of Receivables and Related Assets and that is designated by the Board of Directors of Oxford (as provided below) as a Securitization Entity and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by Oxford or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates Oxford or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of Oxford or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Oxford nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Oxford or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Oxford, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity;

(c) to which neither Oxford nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(d) such entity is a Qualified Special Purpose Entity in accordance with GAAP.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of Oxford giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, Oxford and the Guarantors as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Note Documents” means the Indenture, the Notes, the Guarantees and the Security Documents.

“Significant Subsidiary” means, at any time, any Restricted Subsidiary that qualifies at such time as a “significant subsidiary” within the meaning of Regulation S-X promulgated by the SEC (as in effect on the Issue Date).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Oxford or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of Oxford or a Guarantor that is contractually subordinated in right of payment to the Notes or a Guarantee, as the case may be.

“Subsidiary” of a person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such person or by one or more other Subsidiaries of such person, or by such person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such person or any Subsidiary of such person is a general partner, or

(3) any other person in which such person, or one or more other Subsidiaries of such person, or such person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Tommy Bahama Collateral” means any Notes Priority Collateral (i) consisting of the Tommy Bahama trademarks and related rights or (ii) which was acquired with the proceeds of the Net Cash Proceeds from any Asset Sale of Notes Priority Collateral described in clause (i).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute.

“Trust Monies” means all cash and Cash Equivalents:

(1) received by the Company upon the release of Collateral from the Lien of the Indenture or the Security Documents in connection with any Asset Sale; or

(2) received by the Collateral Agent as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of notes and any Permitted Additional Pari Passu Obligations pursuant to an Offer in accordance with the terms of the Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses (or, prior to the Discharge of ABL Obligations, any amounts attributable to ABL Priority Collateral).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means any Subsidiary of Oxford (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under “— Certain Covenants — Limitation on Unrestricted Subsidiaries.”

“Voting Stock” of a person means Capital Stock of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by Oxford or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Notes

New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holding period of the new note will include the holding period of the old note exchanged therefor, and the basis of the new note will be the same as the basis of the old note immediately before the exchange.

In any event, persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the staff of the Commission set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2009, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by King & Spalding LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 31, 2009, and the effectiveness of our internal control over financial reporting as of January 31, 2009 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporate by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS

This prospectus incorporates important financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The following documents filed by us under the Exchange Act, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnish pursuant to Item 9.01) of Form 8-K), are incorporated by reference into this prospectus as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009;

•	Our Proxy Statement related to the annual meeting held on June 15, 2009, filed on May 11,2009; and

•	Our Current Reports on Form 8-K filed on March 27, 2009, June 17, 2009 and July 1, 2009;

As explained below in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the Internet. In addition, we will provide without charge to each recipient of this prospectus, upon written request, a copy of any or all of the documents incorporated herein by reference. Requests should be directed to:

Investor Relations Department
Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, GA 30308
info@oxfordinc.com
(404) 659-2424

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

You should rely only on the information provided in this document or incorporated into this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this document. You should not assume that the information in the documents incorporated by reference is accurate as of any date other than their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the SEC at Room 1580, 100 F. Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the IDEA system.

We also maintain an Internet website at http://www.oxfordinc.com, which provides additional information about us through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

Each person receiving this prospectus acknowledges that he has been afforded an opportunity to request from us, and to review, and has received, all information considered by him to be necessary to consider whether or not to purchase the Notes offered hereby. We will provide, without charge, to each person to whom this prospectus is delivered, upon that person’s written or oral request, a copy of the Indenture and/or any other agreement or document related to the Notes or referred to or incorporated by reference in this prospectus. Any such request should be delivered to:

Investor Relations Department
Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, GA 30308
info@oxfordinc.com
(404) 659-2424

Offer to Exchange

Up to $150,000,000 aggregate principal amount
of our 11.375% Senior Secured Notes due 2015
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for a like amount of our outstanding
11.375% Senior Secured Notes due 2015
and the guarantees thereof.

PROSPECTUS

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Registrants incorporated in Delaware

With respect to the registrants incorporated in Delaware, Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the

Securities Act of 1933, as amended (the “Act”). Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents. The Bylaws of each of the registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Tommy Bahama Beverages, LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The operating agreement of Tommy Bahama Beverages, LLC provides that the company shall indemnify and hold harmless, and may advance expenses to each member, director and officer from and against all claims and demands incurred in connection with the good faith discharge of such individual’s obligations under the agreement. However, no indemnification shall be made is a final adjudication adverse to such individual establishes that either (i) the individual’s acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) the individual personally gained a financial profit or other advantage to which they were not legally entitled.

Oxford Industries, Inc., Ben Sherman Clothing, Inc. and Oxford International, Inc.

With respect to the registrants incorporated in Georgia, Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers us to indemnify a director (including a former director and including a director who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability incurred: (i) in a civil proceeding (a) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and (b) if, in all other cases, the conduct was in good faith and was at least not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, if the director had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director’s capacity as a director.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, our bylaws, a contract or a resolution approved or ratified by our shareholders to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us or if the director is subjected to injunctive relief in our favor for (i) any misappropriation of a business opportunity belonging to us, (ii) intentional misconduct or knowing violation of the law, (iii) unlawful distributions or (iv) receipt of an improper benefit.

Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defending an action to which the director was a party due to his or her status as our director. Section 14-2-854 allows a court, upon application by a director, to order indemnification and/or advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or it determines that indemnification is fair and reasonable even if, among other things, the director has failed to meet the statutory standard of conduct provided under Section 14-2-851.

However, the court may not order indemnification in excess of reasonable expenses for liability to us or for receipt of an improper benefit.

Section 14-2-857 of the GBCC permits us to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) to the same extent as a director. We may indemnify an officer who is not a director to a further extent by means of our articles of incorporation, bylaws, board resolutions, or by contract. However, we may not indemnify an officer for liability arising from conduct involving misappropriation of a business opportunity of ours, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification. Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

The Bylaws of Oxford Industries, Inc. provide, in effect, that, to the fullest extent and under the circumstances permitted by the GBCC, Oxford Industries, Inc. will indemnify any and all of its officers and directors. The Bylaws of the Ben Sherman Clothing, Inc. and Oxford International, Inc. do not contain provisions regarding indemnification.

In addition, Oxford Industries, Inc. carries director and officer liability insurance on behalf of its officer and directors.

Oxford of South Carolina, Inc.

With respect to Oxford of South Carolina, Inc., which is incorporated under the laws of the State of South Carolina, Article 5 of the South Carolina Business Corporation Act of 1988 provides that a corporation may indemnify a past or present director or officer against liability incurred in a proceeding if (a) he acted in good faith, (b) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interest, and (ii) in all other cases, that his conduct was at least not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful. Unless limited by its articles of incorporation, a corporation shall indemnify an officer or director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director is a party (in such capacity) against reasonable expenses incurred in connection with such proceeding. Corporations may not indemnify officers or directors (a) in connection with a proceeding by or in the right of the corporation in which the officer or director is adjudged liable to the corporation, or (b) in connection with any other proceeding charging improper personal benefit to the officer or director, whether or not involving action in such person’s official capacity, in which the officer or director is adjudged liable on the basis that personal benefit was improperly received by the officer or director.

The Bylaws of Oxford of South Carolina, Inc. do not contain provisions regarding indemnification.

Viewpoint Marketing, Inc.

With respect to Viewpoint Marketing, Inc., which is incorporated under the laws of the State of Florida, Section 607.0850 of the Florida Business Corporations Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any such proceedings, the FBCA provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

The Bylaws of Viewpoint Marketing, Inc. provide, in effect, that, to the fullest extent and under the circumstances permitted by the FBCA, it will indemnify any and all of its officers or directors.

Tommy Bahama Texas Beverages, LLC

With respect to Tommy Bahama Texas Beverages, which was an entity formed under the Texas Business Organizations Code (the “TBOC”), Section 8.051 of the TBOC states that: (a) An enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. (b) A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Section 8.052 states that (a) On application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. (b) This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity. (c) The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.101 states that (a) An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. (b) Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise. (c) Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise. (d) A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

Section 8.102 states that (a) Subject to Subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. (b) Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person’s duty to the enterprise; (B) breach of the person’s duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. (c) A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

The limited liability agreement of Tommy Bahama Texas Beverages, LLC provides, in effect, that, to the fullest extent and under the circumstances permitted by the TBOC, it will indemnify any and all of its members, managers and officers.

Item 21.	Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July 2009.

Oxford Industries, Inc.

By:	/s/ J. Hicks Lanier
J. Hicks Lanier
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Campbell, Mary Margaret Heaton and Suraj A. Palakshappa and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 13th day of July 2009.

Signature	Title

/s/ J. Hicks Lanier J. Hicks Lanier	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ K. Scott Grassmyer K. Scott Grassmyer	Senior Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

/s/ Cecil D. Conlee Cecil D. Conlee	Director

/s/ George C. Guynn George C. Guynn	Director

/s/ John R. Holder John R. Holder	Director

/s/ J. Reese Lanier J. Reese Lanier	Director

/s/ Dennis M. Love Dennis M. Love	Director

Signature	Title

/s/ Clarence H. Smith Clarence H. Smith	Director

/s/ Helen B. Weeks Helen B. Weeks	Director

/s/ E. Jenner Wood III E. Jenner Wood III	Director

Signatures

Pursuant to the requirements of the Securities Act, each of the undersigned registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July 2009.

Ben Sherman Clothing, Inc.
Oxford International, Inc.
Oxford Lockbox, Inc.
Oxford of South Carolina, Inc.
SFI of Oxford Acquisition Corporation
Tommy Bahama Group, Inc.
Tommy Bahama R&R Holdings, Inc.
Viewpoint Marketing, Inc.

By:	/s/ J. Hicks Lanier
J. Hicks Lanier
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Campbell, Mary Margaret Heaton and Suraj A. Palakshappa and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 13th day of July 2009.

Signature	Title

/s/ J. Hicks Lanier J. Hicks Lanier	President (Principal Executive Officer) and Director

/s/ K. Scott Grassmyer K. Scott Grassmyer	Vice President (Principal Financial and Accounting Officer)

/s/ Thomas C. Chubb III Thomas C. Chubb III	Director

Signatures

Pursuant to the requirements of the Securities Act, each of the undersigned registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July 2009.

Lionshead Clothing Company
Oxford Caribbean, Inc.
Piedmont Apparel Corporation
Oxford Garment, Inc.

By:	/s/ J. Hicks Lanier
J. Hicks Lanier
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Campbell, Mary Margaret Heaton and Suraj A. Palakshappa and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 13th day of July 2009.

Signature	Title

/s/ J. Hicks Lanier J. Hicks Lanier	President (Principal Executive Officer)

/s/ K. Scott Grassmyer K. Scott Grassmyer	Vice President (Principal Financial and Accounting Officer)

/s/ Mary Margaret Heaton Mary Margaret Heaton	Director

Donald McLamb	Director

/s/ Suraj A. Palakshappa Suraj A. Palakshappa	Director

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July 2009.

Tommy Bahama Beverages, LLC

By:	Tommy Bahama R&R Holdings, Inc.,
as Sole Member

By:	/s/ J. Hicks Lanier
J. Hicks Lanier
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Campbell, Mary Margaret Heaton and Suraj A. Palakshappa and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 13th day of July 2009.

Signature	Title

/s/ J. Hicks Lanier J. Hicks Lanier	President (Principal Executive Officer)

/s/ K. Scott Grassmyer K. Scott Grassmyer	Vice President (Principal Financial and Accounting Officer) of Tommy Bahama R&R Holdings, Inc., Sole Member of the registrant

Tommy Bahama R&R Holdings, Inc., as Sole Member

/s/ J. Hicks Lanier J. Hicks Lanier	President

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July 2009.

Tommy Bahama Texas Beverages, LLC

By:	Tommy Bahama Beverages, LLC,
as Sole Member

By:	/s/ J. Hicks Lanier
J. Hicks Lanier
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Campbell, Mary Margaret Heaton and Suraj A. Palakshappa and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 13th day of July 2009.

Signature	Title

/s/ J. Hicks Lanier J. Hicks Lanier	President (Principal Executive Officer) of Tommy Bahama Beverages, LLC, Sole Member of the registrant

/s/ K. Scott Grassmyer K. Scott Grassmyer	Vice President (Principal Financial and Accounting Officer) of Tommy Bahama R&R Holdings, Inc., Sole Member of Tommy Bahama Beverages, LLC, Sole Member of the registrant

Tommy Bahama Beverages, LLC, as Sole Member

/s/ J. Hicks Lanier J. Hicks Lanier	President

INDEX TO EXHIBITS

Exhibit
No.

2.1		Purchase Agreement, dated as of May 1, 2006, by and between The Millwork Trading Co., Ltd., d/b/a Li & Fung USA, and Oxford Industries, Inc. Incorporated by reference to Exhibit 2(a) to the Company’s Form 10-K for the fiscal year ended June 2, 2006.
2.2		Letter Agreement, dated as of June 1, 2006, by and between The Millwork Trading Co., Ltd., d/b/a Li & Fung USA, and Oxford Industries, Inc. Incorporated by reference to Exhibit 2(b) to the Company’s Form 10-K for the fiscal year ended June 2, 2006.
3.1		Restated Articles of Incorporation of Oxford Industries, Inc. (the “Company”). Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the fiscal quarter ended August 29, 2003.
3.2		By-laws of Oxford Industries, Inc., as amended. Incorporated by reference to Exhibit 3(b) to the Company’s Form 8-K dated June 15, 2009.
4	.1*	Indenture, dated as of June 30, 2009, among Oxford Industries, Inc., the guarantors party thereto and U.S. Bank National Association.
4	.2*	Form of 11.375% Senior Secured Exchange Note due 2014 (included in Exhibit 4.1 hereto).
4	.3*	Form of Subsidiary Guarantee (included in Exhibit 4.1 hereto).
4.4		Registration Rights Agreement, dated as of June 30, 2009, among the Company, the guarantors party thereto, Banc of America Securities LLC, SunTrust Robinson Humphrey, Inc., Credit Suisse Securities (USA) LLC, BB&T Capital Markets, a Division of Scott & Stringfellow, LLC, Morgan Keegan & Company, Inc., Barclays Capital Inc. and PNC Capital Markets LLC. Incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K dated June 30, 2009.
5	.1*	Opinion of King & Spalding LLP regarding legality of securities being offered.
5	.2*	Opinion of Parker Poe Adams & Bernstein LLP, South Carolina counsel to the Company.
5	.3*	Opinion of Gray Robinson, P.A., Florida counsel to the Company.
12	.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of King & Spalding LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Parker Poe Adams & Bernstein LLP (included as part of its opinion filed as Exhibit 5.2).
23	.3*	Consent of Gray Robinson, P.A. (included as part of its opinion filed as Exhibit 5.3).
23	.4*	Consent of independent registered public accounting firm.
23	.5*	Consent of Valuation Research Corporation.
24	.1*	Powers of Attorney (included on signature pages).
25	.1*	Form T-1, Statement of Eligibility and Qualification of Trustee.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.